EXHIBIT 99.2

Forward-Looking Statements

These financial statements (this “Report”), including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These statements are based on the current expectations of our management. Forward-looking statements in this Report include, among others, statements regarding: the impact of the merger (the “Merger”) with Carey Watermark Investors 2 Incorporated (“CWI 2”) discussed and defined herein, our expectations regarding the potential impacts on our business of the outbreak of the novel coronavirus (“COVID-19”) and the impact of hurricanes and other natural disasters on certain hotels, including the condition of the properties and cost estimates. It is important to note that our actual results could be materially different from those projected in such forward-looking statements. You should exercise caution in relying on forward-looking statements, as they involve known and unknown risks, uncertainties, and other factors that may materially affect our future results, performance, achievements or transactions. Information on factors that could impact actual results and cause them to differ from what is anticipated in the forward-looking statements contained herein is included in this Report. Except as required by federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”), we do not undertake to revise or update any forward-looking statements.

All references to “Notes” throughout the document refer to the footnotes to the consolidated financial statements.

CWI 1 2019 Financial Statements – 1

FINANCIAL INFORMATION

Financial Statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Watermark Lodging Trust, Inc. and the Stockholders of Carey Watermark Investors Incorporated

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Carey Watermark Investors Incorporated and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive (loss) income, equity, and cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced a material adverse effect on its business, results of operations, financial condition and cash flows due to the COVID-19 pandemic, that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, NY
June 26, 2020

We have served as the Company's auditor since 2008.

CWI 1 2019 Financial Statements – 2

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2019	2018
Assets
Investments in real estate:
Hotels, at cost	$2,008,496	$2,175,975
Accumulated depreciation	(298,949)	(266,323)
Net investments in hotels	1,709,547	1,909,652
Equity investments in real estate	100,297	112,715
Operating lease right-of-use assets	45,727	—
Cash and cash equivalents	70,605	66,593
Intangible assets, net	64,786	76,671
Restricted cash	54,699	54,537
Accounts receivable, net	23,753	36,884
Other assets	25,277	23,092
Total assets	$2,094,691	$2,280,144
Liabilities and Equity
Non-recourse debt, net	$1,206,067	$1,326,014
WPC Credit Facility	—	41,637
Accounts payable, accrued expenses and other liabilities	94,849	128,955
Operating lease liabilities	71,733	—
Due to related parties and affiliates	3,806	6,258
Distributions payable	20,357	19,898
Total liabilities	1,396,812	1,522,762
Commitments and contingencies (Note 10)
Common stock, $0.001 par value; 300,000,000 shares authorized; 142,855,112 and 139,627,375 shares, respectively, issued and outstanding	143	140
Additional paid-in capital	1,209,678	1,174,887
Distributions and accumulated losses	(562,747)	(471,130)
Accumulated other comprehensive loss	(172)	(286)
Total stockholders’ equity	646,902	703,611
Noncontrolling interests	50,977	53,771
Total equity	697,879	757,382
Total liabilities and equity	$2,094,691	$2,280,144

See Notes to Consolidated Financial Statements.

CWI 1 2019 Financial Statements – 3

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2019	2018	2017
Revenues
Hotel Revenues
Rooms	$387,769	$385,189	$415,733
Food and beverage	166,315	159,020	160,763
Other operating revenue	52,641	46,099	52,636
Business interruption income	4,338	23,579	—
Total Hotel Revenues	611,063	613,887	629,132
Expenses
Rooms	86,060	88,761	92,676
Food and beverage	114,239	112,708	114,840
Other hotel operating expenses	27,669	26,400	28,395
Property taxes, insurance, rent and other	72,236	62,586	64,099
Sales and marketing	57,330	57,763	60,702
General and administrative	54,831	53,417	56,066
Repairs and maintenance	19,932	19,857	20,562
Management fees	16,864	17,849	17,075
Utilities	15,032	14,701	16,242
Depreciation and amortization	76,621	77,170	81,829
Total Hotel Operating Expenses	540,814	531,212	552,486
Asset management fees to affiliate and other expenses	14,589	15,294	15,454
Corporate general and administrative expenses	12,202	11,602	10,715
Transaction costs	2,783	—	—
Loss (gain) on hurricane-related property damage	372	(1,340)	7,008
Total Expenses	570,760	556,768	585,663
Operating income before net gain on sale of real estate	40,303	57,119	43,469
Net gain on sale of real estate	30,918	31,260	5,164
Operating Income	71,221	88,379	48,633
Interest expense	(65,861)	(66,597)	(67,004)
Net loss on extinguishment of debt	(2,711)	(511)	(225)
Equity in (losses) earnings of equity method investments in real estate, net	(1,018)	(1,315)	22,203
Other income	790	665	120
Income before income taxes	2,421	20,621	3,727
(Provision for) benefit from income taxes	(3,152)	(4,877)	24
Net (Loss) Income	(731)	15,744	3,751
(Income) loss attributable to noncontrolling interests (inclusive of Available Cash Distributions to a related party of $7,095, $5,142 and $7,459, respectively)	(10,167)	(7,688)	1,177
Net (Loss) Income Attributable to CWI Stockholders	$(10,898)	$8,056	$4,928

Basic and Diluted (Loss) Income Per Share	$(0.08)	$0.06	$0.04
Basic and Diluted Weighted-Average Shares Outstanding	141,641,127	139,376,034	137,060,359

See Notes to Consolidated Financial Statements.

CWI 1 2019 Financial Statements – 4

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands)

	Years Ended December 31,
	2019	2018	2017
Net (Loss) Income	$(731)	$15,744	$3,751
Other Comprehensive Income
Unrealized gain on derivative instruments	130	158	691
Comprehensive (Loss) Income	(601)	15,902	4,442

Amounts Attributable to Noncontrolling Interests
Net (income) loss	(10,167)	(7,688)	1,177
Unrealized (gain) loss on derivative instruments	(16)	11	(18)
Comprehensive (income) loss attributable to noncontrolling interests	(10,183)	(7,677)	1,159
Comprehensive (Loss) Income Attributable to CWI Stockholders	$(10,784)	$8,225	$5,601

See Notes to Consolidated Financial Statements.

CWI 1 2019 Financial Statements – 5

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands, except share and per share amounts)

	CWI Stockholders
	Shares	Common Stock	Additional Paid-In Capital	Distributions and Accumulated Losses	Accumulated Other Comprehensive Loss	Total CWI Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at January 1, 2019	139,627,375	$140	$1,174,887	$(471,130)	$(286)	$703,611	$53,771	$757,382
Net (loss) income				(10,898)		(10,898)	10,167	(731)
Shares issued, net of offering costs	4,129,781	4	42,898			42,902		42,902
Shares issued to affiliates	1,357,927	1	14,114			14,115		14,115
Contributions from noncontrolling interests						—	175	175
Distributions to noncontrolling interests						—	(13,152)	(13,152)
Shares issued under share incentive plans	24,975	—	370			370		370
Stock-based compensation to directors	20,206	—	210			210		210
Distributions declared ($0.5700 per share)				(80,719)		(80,719)		(80,719)
Other comprehensive income					114	114	16	130
Repurchase of shares	(2,305,152)	(2)	(22,801)			(22,803)		(22,803)
Balance at December 31, 2019	142,855,112	$143	$1,209,678	$(562,747)	$(172)	$646,902	$50,977	$697,879

Balance at January 1, 2018	137,826,503	$138	$1,153,652	$(399,884)	$(455)	$753,451	$54,437	$807,888
Net income				8,056		8,056	7,688	15,744
Shares issued, net of offering costs	4,179,510	4	43,865			43,869		43,869
Shares issued to affiliates	1,354,701	2	14,233			14,235		14,235
Distributions to noncontrolling interests						—	(8,343)	(8,343)
Shares issued under share incentive plans	18,971	—	278			278		278
Stock-based compensation to directors	17,291	—	180			180		180
Distributions declared ($0.5700 per share)				(79,302)		(79,302)		(79,302)
Other comprehensive income (loss)					169	169	(11)	158
Repurchase of shares	(3,769,601)	(4)	(37,321)			(37,325)		(37,325)
Balance at December 31, 2018	139,627,375	$140	$1,174,887	$(471,130)	$(286)	$703,611	$53,771	$757,382

(Continued)

CWI 1 2019 Financial Statements – 6

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY
(Continued)
(in thousands, except share and per share amounts)

	CWI Stockholders
	Shares	Common Stock	Additional Paid-In Capital	Distributions and Accumulated Losses	Accumulated Other Comprehensive Loss	Total CWI Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at January 1, 2017	135,379,038	$135	$1,125,835	$(326,748)	$(1,128)	$798,094	$65,163	$863,257
Net income (loss)				4,928		4,928	(1,177)	3,751
Shares issued, net of offering costs	4,205,719	4	45,156			45,160		45,160
Shares issued to affiliates	1,419,240	2	15,295			15,297		15,297
Contributions from noncontrolling interests						—	200	200
Distributions to noncontrolling interests						—	(9,767)	(9,767)
Shares issued under share incentive plans	23,710	—	199			199		199
Stock-based compensation to directors	16,667	—	180			180		180
Distributions declared ($0.5700 per share)				(78,064)		(78,064)		(78,064)
Other comprehensive income					673	673	18	691
Repurchase of shares	(3,217,871)	(3)	(33,013)			(33,016)		(33,016)
Balance at December 31, 2017	137,826,503	$138	$1,153,652	$(399,884)	$(455)	$753,451	$54,437	$807,888

See Notes to Consolidated Financial Statements.

CWI 1 2019 Financial Statements – 7

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2019	2018	2017
Cash Flows — Operating Activities
Net (loss) income	$(731)	$15,744	$3,751
Adjustments to net (loss) income:
Depreciation and amortization	76,621	77,170	81,829
Net gain on sale of real estate	(30,918)	(31,260)	(5,164)
Asset management fees to affiliates settled in shares	14,052	14,136	14,499
Business interruption income	(4,338)	(23,579)	—
Amortization of deferred financing costs, fair market value of debt and other	3,237	3,014	2,959
Net loss on extinguishment of debt	2,711	511	222
Equity in losses (earnings) of equity method investments in real estate, net	1,018	1,315	(22,203)
Amortization of stock-based compensation expense	705	558	505
Loss (gain) on hurricane-related property damage	372	(1,340)	7,008
Straight-line rent adjustments	—	6,030	5,247
Funding of hurricane/fire-related remediation work	(9,234)	(10,746)	(2,248)
Net changes in other operating assets and liabilities	8,822	5,521	(4,090)
Net decrease in operating lease right-of-use assets	6,688	—	—
Business interruption insurance proceeds	4,338	14,446	9,134
(Decrease) increase in due to related parties and affiliates	(3,540)	1,935	106
Distributions of earnings from equity method investments	3,442	3,788	22,390
Insurance proceeds for remediation work due to hurricane/fire damage	3,106	5,555	5,991
Net increase in operating lease liabilities	1,335	—	—
Receipt of key money and other deferred incentive payments	500	58	66
Net Cash Provided by Operating Activities	78,186	82,856	120,002
Cash Flows — Investing Activities
Proceeds from sale of real estate investments	185,990	156,646	23,081
Capital expenditures	(37,227)	(73,393)	(49,091)
Hurricane/fire-related property insurance proceeds	12,802	15,556	12,311
Distributions from equity investments in excess of cumulative equity income	11,804	14,238	12,462
Capital contributions to equity investments in real estate	(3,835)	(732)	(1,618)
Payment of Watermark commitment fee	(2,950)	—	—
Repayments of loan receivable	232	312	273
Purchase of equity interest	—	—	(64,267)
Net Cash Provided by (Used in) Investing Activities	166,816	112,627	(66,849)
Cash Flows — Financing Activities
Scheduled payments and prepayments of mortgage principal	(207,103)	(170,425)	(94,066)
Proceeds from mortgage financing	86,805	75,250	84,500
Distributions paid	(80,260)	(79,045)	(77,716)
Repayment of WPC Credit Facility	(46,637)	(37,000)	(29,198)
Net proceeds from issuance of shares	42,903	43,868	45,160
Repurchase of shares	(22,806)	(37,321)	(33,016)
Distributions to noncontrolling interests	(13,152)	(8,343)	(9,767)
Proceeds from WPC Credit Facility	5,000	10,000	97,835
Deferred financing costs	(3,447)	(2,320)	(1,919)
Other financing activities, net	(2,131)	(1,393)	(152)
Repayment of senior credit facility	—	—	(22,785)
Net Cash Used in Financing Activities	(240,828)	(206,729)	(41,124)
Change in Cash and Cash Equivalents and Restricted Cash During the Year
Net increase (decrease) in cash and cash equivalents and restricted cash	4,174	(11,246)	12,029
Cash and cash equivalents and restricted cash, beginning of year	121,130	132,376	120,347
Cash and cash equivalents and restricted cash, end of year	$125,304	$121,130	$132,376

CWI 1 2019 Financial Statements – 8

CAREY WATERMARK INVESTORS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

Supplemental Cash Flow Information (in thousands):

	Years Ended December 31,
	2019	2018	2017
Interest paid, net of amounts capitalized	$65,235	$61,295	$63,556
Income taxes paid	$4,568	$2,312	$3,977

See Notes to Consolidated Financial Statements.

CWI 1 2019 Financial Statements – 9

CAREY WATERMARK INVESTORS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

Organization

At December 31, 2019, Carey Watermark Investors Incorporated (“CWI”) was a publicly owned, non-traded real estate investment trust (“REIT”) that, together with its consolidated subsidiaries, invested in, managed and sought to enhance the value of, interests in lodging and lodging-related properties in the United States. We conducted substantially all of our investment activities and owned all of our assets through CWI OP, LP (the “Operating Partnership”). We were a general partner and a limited partner of, and owned a 99.985% capital interest in, the Operating Partnership. Carey Watermark Holdings, LLC (“Carey Watermark Holdings”), which was owned indirectly by both W. P. Carey Inc. (“WPC”) and Watermark Capital Partners, LLC (“Watermark Capital Partners” or “Watermark”), held a special general partner interest in the Operating Partnership.

At December 31, 2019, we were managed by Carey Lodging Advisors, LLC (our “Advisor”), an indirect subsidiary of WPC. Our Advisor managed our overall portfolio, including providing oversight and strategic guidance to the independent hotel operators that managed our hotels. CWA, LLC (the “Subadvisor”), a subsidiary of Watermark Capital, provided services to our Advisor, primarily relating to acquiring, managing, financing and disposing of our hotels and overseeing the independent operators that managed the day-to-day operations of our hotels. In addition, the Subadvisor provided us with the services of Mr. Michael G. Medzigian, our Chief Executive Officer, subject to the approval of our independent directors.

We held ownership interests in 24 hotels at December 31, 2019, including 20 hotels that we consolidated (“Consolidated Hotels”) and four hotels that we recorded as equity investments (“Unconsolidated Hotels”), at December 31, 2019.

Merger with CWI 2

On April 13, 2020, we completed the previously announced merger (the “Merger”) of Apex Merger Sub LLC (“Merger Sub”), a direct, wholly owned subsidiary of CWI 2 or, following the completion of the Merger, the “Combined Company”), with and into CWI 1, in an all-stock transaction. After giving effect to the Merger, CWI 1 became a wholly owned subsidiary of CWI 2. The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of October 22, 2019 (as amended, the “Merger Agreement”), by and among us, CWI 2 and Merger Sub. The Combined Company has been renamed Watermark Lodging Trust, Inc. On April 13, 2020, we also filed a Form 15 with the Securities and Exchange Commission (“SEC”), thereby suspending any further reporting obligations for CWI 1.

Immediately following the effective time of the Merger (the “effective time”), the Combined Company completed an internalization transaction with our Advisor and Subadvisor, as a result of which the Combined Company became self-managed.

The Merger will be accounted for as a business combination in accordance with current authoritative accounting guidance. CWI 1 will be the accounting acquiror in the Merger as (i) CWI 1’s pre-merger stockholders will have a majority of the voting power in the Combined Company after the Merger and (ii) CWI 1 is significantly larger than CWI 2 when considering assets and revenues. As CWI 1 will be the accounting acquiror while CWI 2 will be the legal acquiror, the Merger will be accounted for as a reverse acquisition, and therefore, the historical financial information included in the Combined Company’s financial statements would represent the pre-merger information of CWI 1.

See Note 15 for a further description of the Merger and related transactions.

COVID-19, Management’s Plans and Liquidity

In March 2020, the World Health Organization declared COVID-19 to be a global pandemic. The pandemic has had a material adverse effect on the Combined Company’s business, results of operations, financial condition and cash flows and will continue to do so for the reasonably foreseeable future. As of the date of this Report, 24 of the Combined Company’s hotels are operating at significantly reduced levels of occupancy, staffing and expenses and operations at the remaining 8 hotels are fully suspended. While the Combined Company has seen improving demand at some of its properties as states and cities across the United States have loosened stay-at-home restrictions, we expect the recovery to occur unevenly across its portfolio, with hotels that cater to business travel recovering more slowly than resort properties. Given the uncertainty as to the ultimate severity and duration of

CWI 1 2019 Financial Statements – 10

Notes to Consolidated Financial Statements

the COVID‑19 outbreak and its effects, and the potential for its recurrence, the Combined Company cannot estimate with reasonable certainty the impact on our business, financial condition or near- or long-term financial or operational results.

At March 31, 2020, which was prior to the closing of the Merger, CWI 1 and CWI 2 had unrestricted cash of $47.8 million and $73.0 million, respectively. As of June 15, 2020, the Combined Company had unrestricted cash of $102.3 million. As discussed further below, the Combined Company has entered into cash management agreements with certain of its lenders either because it is not meeting certain financial covenants or in consideration of the lenders granting the Combined Company relief, which restricts it from utilizing cash generated from its hotels. In light of the foregoing, the Combined Company has assessed its current financial condition, including current cash available, forecasted future cash flows and its contractual obligations over the next 12 months from the date of this Report, as well as the uncertainty surrounding the impact of the COVID-19 pandemic on the Combined Company’s operations as discussed above, and have determined that there is substantial doubt about its ability to continue as a going concern for the next 12 months after the date of this Report. This assessment assumes the Combined Company does not receive any additional proceeds from assets sales or equity- or debt- financing transactions. As discussed below, the Combined Company is actively pursuing asset sales and other capital-raising strategies. The consolidated financial statements have been prepared assuming that the Combined Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

The Combined Company has taken decisive actions to help mitigate the effects of the COVID-19 pandemic on its operational results and to preserve its liquidity at both the operational level and corporate level, including:

•
Significantly reducing hotel operating costs: the Combined Company suspended all operations at 17 hotels and significantly reduced operations at the remaining hotels, primarily by reducing staffing, furloughing employees, eliminating non-essential amenities and services and closing several floors and beverage outlets. One of these hotels reopened in May and 8 hotels reopened in June, through the date of this Report, in response to demand or lessening of government restrictions;

•	Working with the Combined Company’s lenders on debt forbearance plans, as discussed below;

•	Suspending distributions on, and redemptions of, the Combined Company’s common stock, subject to limited exceptions to date;

•	Actively pursuing certain asset sales and other potential capital-raising transactions;

•	Significantly reducing the Combined Company’s planned renovation activity by either canceling or deferring this activity to future periods, other than completing projects that are near completion;

•
Using a portion of the Combined Company’s furniture, fixtures and equipment reserves accounts for expenses at its properties, as well as temporarily suspending required contributions to the furniture, fixture and equipment replacement reserves at certain of our hotels, to the extent permitted by the Combined Company’s lenders; and

•	Reducing the cash compensation payable to the Combined Company’s senior management and board of directors

We and CWI 2 had total indebtedness of $1.2 billion and $839.0 million outstanding respectively, at March 31, 2020,all of which is mortgage indebtedness and is generally non-recourse, subject to customary non-recourse carve-outs, except that we have provided certain lenders with limited corporate guaranties for items such as taxes, deferred debt service and amounts drawn from furniture, fixtures and equipment reserves to pay expenses, in connection with loan modification agreements. Of the aggregate $2.0 billion of indebtedness outstanding at March 31, 2020, approximately $490.7 million is scheduled to mature during the 12 months after the date of this Report, of which the Combined Company has extension options with respect to $224.2 million of this total; however, the Combined Company cannot exercise these options if we are not then in compliance with certain financial covenants in the loans and there is no assurance that we will be able to meet these requirements. The Combined Company are actively working with our lenders on debt forbearance plans. The Combined Company has sought relief from all of our lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants. As of the date of this Report, the Combined Company has executed loan modifications on 18 of our 32 mortgage loans, aggregating $1.3 billion of indebtedness, under which interest and principal payments have been temporarily deferred and/or temporary covenant relief has been granted, including four loans for which we were not in compliance with certain financial covenants as of March 31, 2020. In addition, at March 31, 2020, we and CWI 2, collectively, were not in compliance with certain financial covenants under four mortgage loans, aggregating $167.8 million of indebtedness, and as a result entered into cash management agreements with the lender. We have determined that we are likely to be unable to satisfy certain covenants in the future on most, if not all, of our mortgage loans depending on the length of the pandemic, and the Combined Company is planning to seek additional relief from our lenders. If the Combined Company is unable to repay, refinance or extend maturing mortgage loans, or if we breach a covenant and do not get a waiver from the applicable lenders, the lenders may declare events of default and seek to foreclose on the underlying hotels. The Combined Company may choose to turn over one or more hotels back to the related mortgage lender. Even if the Combined Company is able to obtain payment or covenant

CWI 1 2019 Financial Statements – 11

Notes to Consolidated Financial Statements

relief, it may incur increased costs and increased interest rates and may agree to additional restrictive covenants and other lender protections related to the mortgage loans.

The Combined Company is actively seeking to raise capital through a variety of strategies. The Combined Company is actively marketing certain assets for sale and has identified additional assets that could be sold if needed. As of the date of this Report, the Combined Company has sold its 100% ownership interest in the Hutton Hotel Nashville to an unaffiliated third party for a contractual sales price of $70.0 million, with net proceeds of $26.8 million after the repayment of the related mortgage loan. The sales price reflects a discount compared to the property's pre-COVID-19 value. Other sales in the near term, to the extent undertaken, may also occur at discounted valuations. The Combined Company is actively exploring strategic financing transactions, which may include the issuance of additional preferred and/or common stock and/or the incurrence of additional indebtedness. There can be no assurance as to the certainty or timing of any such transactions.

Public Offerings

We raised $575.8 million through our initial public offering, which ran from September 15, 2010 through September 15, 2013, and $577.4 million through our follow-on offering, which ran from December 20, 2013 through December 31, 2014. We have fully invested the proceeds from both our initial public offering and follow-on offering. In addition, from inception through December 31, 2019, $256.7 million of distributions were reinvested in our common stock as a result of our distribution reinvestment plan.

Note 2. Summary of Significant Accounting Policies

Critical Accounting Policies and Estimates

Accounting for Acquisitions

In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We capitalize acquisition-related costs and fees associated with asset acquisitions. We immediately expense acquisition-related costs and fees associated with business combinations.

Impairments

We periodically assess whether there are any indicators that the value of our long-lived real estate and related intangible assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, when a hotel property experiences a current or projected loss from operations, when it becomes more likely than not that a hotel property will be sold before the end of its useful life, or when there are adverse changes in the demand for lodging due to declining national or local economic conditions. We may incur impairment charges on long-lived assets, including real estate, related intangible assets, assets held for sale and equity investments. Our policies and estimates for evaluating whether these assets are impaired are presented below.

Real Estate — For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the estimated future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires us to make our best estimate of, among other things, net operating income, residual values and holding periods.

CWI 1 2019 Financial Statements – 12

Notes to Consolidated Financial Statements

Our investment objective is to hold properties on a long-term basis. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets and associated intangible assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows and, if warranted, we apply a probability-weighted method to the different possible scenarios. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the carrying value of the property’s asset group is considered not recoverable. We then measure the loss as the excess of the carrying value of the property’s asset group over its estimated fair value. The estimated fair value of the property’s asset group is primarily determined using market information from outside sources such as broker quotes or recent comparable sales. If relevant market information is not available or is not deemed appropriate, we perform a future net cash flow analysis, discounted for the inherent risk associated with each investment.

Assets Held for Sale — We classify real estate assets as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we compare the asset’s fair value less estimated cost to sell to its carrying value, and if the fair value less estimated cost to sell is less than the property’s carrying value, we reduce the carrying value to the fair value less estimated cost to sell. We base the fair value on the contract and the estimated cost to sell on information provided by brokers and legal counsel. We will continue to review the property for subsequent changes in the fair value, and may recognize an additional impairment charge, if warranted.

Equity Investments in Real Estate — We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent an impairment has occurred and is determined to be other-than-temporary, we measure the charge as the excess of the carrying value of our investment over its estimated fair value.

Other Accounting Policies

Basis of Consolidation — Our consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries. The portions of equity in consolidated subsidiaries that are not attributable, directly or indirectly, to us are presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

When we obtain an economic interest in an entity, we evaluate the entity to determine if it should be deemed a variable interest entity (“VIE”), and, if so, whether we are the primary beneficiary and are therefore required to consolidate the entity. We apply the accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Certain decision-making rights within a loan or joint-venture agreement can cause us to consider an entity a VIE. Limited partnerships and other similar entities that operate as a partnership will be considered a VIE unless the limited partners hold substantive kick-out rights or participation rights. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of the VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The liabilities of these VIEs are non-recourse to us and can only be satisfied from each VIE’s respective assets.

CWI 1 2019 Financial Statements – 13

Notes to Consolidated Financial Statements

At both December 31, 2019 and 2018, we considered five entities to be VIEs, four of which we consolidated as we are considered the primary beneficiary. The following table presents a summary of selected financial data of consolidated VIEs included in the consolidated balance sheets (in thousands):

	December 31,
	2019	2018
Net investments in hotels	$494,304	$497,637
Intangible assets, net	37,045	37,847
Total assets	566,075	576,430

Non-recourse debt, net	$341,263	$344,018
Total liabilities	376,004	373,700

Reclassifications — Certain prior period amounts have been reclassified to conform to the current period presentation.

Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Out-of-Period Adjustment — During the second quarter of 2019, we identified and recorded an out-of-period adjustment related to the accounting for income taxes. We concluded that this error was not material to our consolidated financial statements for any of the current or prior periods. The adjustment is reflected as a $0.5 million decrease to our Provision for income taxes in the consolidated statements of operations for the year ended December 31, 2019.

Restricted Cash — Restricted cash consists primarily of amounts escrowed pursuant to the terms of our mortgage debt to fund planned renovations and improvements, property taxes, insurance, and normal replacement of furniture, fixtures and equipment at our hotels. The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets to the consolidated statements of cash flows (in thousands):

	December 31,
	2019	2018	2017
Cash and cash equivalents	$70,605	$66,593	$47,994
Restricted cash	54,699	54,537	84,382
Total cash and cash equivalents and restricted cash	$125,304	$121,130	$132,376

Share Repurchases — Share repurchases are recorded as a reduction of common stock par value and additional paid-in capital under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors.

Real Estate — We carry land, buildings and personal property at cost less accumulated depreciation. We capitalize improvements and we expense replacements, maintenance and repairs that do not improve or extend the life of the respective assets as incurred. Renovations and/or replacements at the hotel properties that improve or extend the life of the assets are capitalized and depreciated over their useful lives, and repairs and maintenance are expensed as incurred. We capitalize interest and certain other costs, such as incremental labor costs relating to hotels undergoing major renovations and redevelopments.

Gain/Loss on Sale — We recognize gains and losses on the sale of properties when the transaction meets the definition of a contract, criteria are met for the sale of one or more distinct assets and control of the properties is transferred.

CWI 1 2019 Financial Statements – 14

Notes to Consolidated Financial Statements

Equity Investments in Real Estate — We classify distributions received from equity method investments using the cumulative earnings approach. Distributions received are considered returns on the investment and classified as cash inflows from operating activities. If, however, the investor’s cumulative distributions received, less distributions received in prior periods determined to be returns of investment, exceeds cumulative equity in earnings recognized, the excess is considered a return of investment and is classified as cash inflows from investing activities.

Cash — Our cash is held in the custody of several financial institutions, and these balances, at times, exceed federally-insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

Other Assets and Liabilities — At both December 31, 2019 and 2018, Other assets consists primarily of prepaid expenses, hotel inventories and vendor deposits in the consolidated financial statements. At December 31, 2019, Other assets also included deferred costs related to an agreement entered into with Watermark and Mr. Medzigian (see Note 3 for further discussion). At both December 31, 2019 and 2018, Other liabilities, which are included in Accounts payable, accrued expenses and other liabilities, consists primarily of hotel advance deposits, sales and use and occupancy taxes payable, unamortized key money, deferred tax liabilities and accrued income taxes. At December 31, 2018, Other liabilities also included deferred rent, which was reclassified to Operating lease right-of-use assets (“ROU”) upon adoption of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which is discussed further below in Recent Accounting Pronouncements.

Deferred Financing Costs — Deferred financing costs represent costs to obtain mortgage financing. We amortize these charges to interest expense over the term of the related mortgage using a method which approximates the effective interest method. Deferred financing costs are presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability.

Segments — We operate in one business segment, hospitality, with domestic investments.

Hotel Revenue Recognition — Revenue consists of amounts derived from hotel operations, including the sale of rooms, food and beverage and revenue from other operating departments, such as parking, spa, resort fees and gift shops, and is presented on a disaggregated basis on the consolidated statements of operations. These revenues are recorded net of any sales or occupancy taxes, which are collected from our guests as earned. All rebates or discounts are recorded as a reduction in revenue and there are no material contingent obligations with respect to rebates or discounts offered by us.

We recognize revenue when control of the promised good or service is transferred to the guest, in an amount that reflects the consideration we expect to receive in exchange for the promised good or service. Room revenue is generated through contracts with guests whereby the guest agrees to pay a daily rate for the right to use a hotel room and applicable amenities for an agreed upon length of stay. Our contract performance obligations are fulfilled at the end of the day that the guest is provided the room and revenue is recognized daily at the contract rate. Food and beverage revenue, including restaurant and banquet and catering services, are recognized at a point in time once food and beverage has been provided. Other operating department revenue for services such as parking, spa and other ancillary services, is recognized at a point in time when the goods and services are provided to the guest. We may engage third parties to provide certain services at the hotel, for example, audiovisual services. We evaluate each of these contracts to determine if the hotel is the principal or the agent in the transaction, and record the revenues as appropriate (i.e., gross vs. net).

Payment is due at the time that goods or services are rendered or billed. For room revenue, payment is typically due and paid in full at the end of the stay with some guests prepaying for their rooms prior to the stay. For package revenue, where ancillary guest services are included with the guests’ hotel reservations in a package arrangement, we allocate revenue based on the stand-alone selling price for each of the components of the package. We applied a practical expedient to not disclose the value of unsatisfied performance obligations for contracts that have an original expected length of one year or less. Any contracts that have an original expected length of greater than one year are insignificant.

Capitalized Costs — We capitalize interest and certain other costs, such as property taxes, land leases, property insurance and incremental labor costs relating to hotels undergoing major renovations and redevelopments. We begin capitalizing interest as we incur disbursements, and capitalize other costs when activities necessary to prepare the asset ready for its intended use are underway. We cease capitalizing these costs when construction is substantially complete.

CWI 1 2019 Financial Statements – 15

Notes to Consolidated Financial Statements

Depreciation and Amortization — We compute depreciation for hotels and related building improvements using the straight-line method over the estimated useful lives of the properties (limited to 40 years for buildings and ranging from four years up to the remaining life of the building at the time of addition for building improvements), site improvements (generally four to 15 years) and furniture, fixtures and equipment (generally one to 12 years).

We compute amortization of intangible assets and liabilities using the straight-line method over the estimated useful life of the asset or liability. See Note 6 for the range of lives by asset or liability.

Derivative Instruments — We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated, and that qualified, as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. In accordance with fair value measurement guidance, counterparty credit risk is measured on a net portfolio position basis.

Income Taxes — We elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income taxes on our income and gains that we distribute to our stockholders as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, as well as other factors. We believe that we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT.

We conduct business in various states and municipalities within the United States, and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. As a result, we are subject to certain state and local taxes and a provision for such taxes is included in the consolidated financial statements.

We elect to treat certain of our corporate subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS may perform additional services for our investments and generally may engage in any real estate or non-real estate-related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal, state and local income taxes.

Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.

Our earnings and profits, which determine the taxability of distributions to stockholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation and timing differences of certain income and expense recognitions, for federal income tax purposes. Deferred income taxes relate primarily to our TRSs and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of our TRSs and their respective tax bases and for their operating loss and tax credit carry forwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors (Note 13).

We recognize deferred income taxes in certain of our subsidiaries taxable in the United States. Deferred income taxes are generally the result of temporary differences (items that are treated differently for tax purposes than for GAAP purposes as described in Note 13). In addition, deferred tax assets arise from unutilized tax net operating losses, generated in prior years. Deferred income taxes are computed under the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial bases of assets and liabilities. We provide a valuation allowance against our deferred income tax assets when we believe that it is more likely than not that all or some portion of the deferred income tax asset may not be realized. Whenever a change in circumstances causes a change in the estimated realizability of the related deferred income tax asset, the resulting increase or decrease in the valuation allowance is included in deferred income tax expense (benefit).

CWI 1 2019 Financial Statements – 16

Notes to Consolidated Financial Statements

Share-Based Payments — We have granted restricted stock units (“RSUs”) to our independent directors and certain employees of the Subadvisor. RSUs issued to our independent directors vest immediately; RSUs issued to employees of the Subadvisor generally vest over three years, subject to continued employment. The expense recognized for share-based payment transactions for awards made to directors is based on the grant date fair value estimated in accordance with current accounting guidance for share-based payments. Share-based payment transactions for awards made to employees of the Subadvisor are based on the fair value of the services received. We recognize these compensation costs only for those shares expected to vest on a straight-line basis over the requisite service period of the award. We include share-based payment transactions within Corporate general and administrative expense.

Transaction Costs — Transaction costs for the year ended December 31, 2019 are costs incurred in connection with the Merger and related transactions, discussed in Note 1, and included legal, accounting, financial advisory and other transaction costs. These costs are expensed as incurred in the consolidated statements of operations.

(Income) Loss Attributable to Noncontrolling Interests — Earnings attributable to noncontrolling interests are recognized in accordance with each respective investment agreement and, where applicable, based upon the allocation of the investment’s net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

(Loss) Income Per Share — We have a simple equity capital structure with only common stock outstanding. As a result, (loss) income per share, as presented, represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements.

Recent Accounting Requirements

The following ASUs, promulgated by the Financial Accounting Standards Board (“FASB”), are applicable to us:

Pronouncements Adopted as of December 31, 2019

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 modifies the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract: the lessee and the lessor. ASU 2016-02 provides new guidelines that change the accounting for leasing arrangements for lessees, whereby their rights and obligations under substantially all leases, existing and new, are capitalized and recorded on the balance sheet. For lessors, however, the new standard remains generally consistent with existing guidance, but has been updated to align with certain changes to the lessee model and ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

We adopted this guidance for our interim and annual periods beginning January 1, 2019 using the modified retrospective method, applying the transition provisions at the beginning of the period of adoption rather than at the beginning of the earliest comparative period presented. We elected the package of practical expedients as permitted under the transition guidance, which allowed us to not reassess: (i) whether arrangements contain leases, (ii) lease classification and (iii) initial direct costs. The adoption of the lease standard did not result in a cumulative effect adjustment recognized in the opening balance of retained earnings as of January 1, 2019.

The most significant impact of the adoption of ASU 2016-02 was the recognition of operating lease ROU assets and corresponding lease liabilities primarily related to our ground leases, and to a lesser extent, our parking garage and equipment leases, for which we were the lessee. On January 1, 2019, we recorded ROU assets and corresponding lease liabilities of $52.6 million and $70.5 million, respectively, which included reclassifying below-market ground lease and parking garage lease intangible assets, above-market ground lease intangible liabilities and deferred rent as a component of the ROU asset (a net reclassification of $17.9 million). See Note 10 for additional disclosures of the presentation of these amounts in our consolidated balance sheet.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments under the lease. We determine if an arrangement contains a lease at contract inception and determine the classification of the lease at commencement. Operating lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. We do not include renewal options in the lease term when calculating the lease liability unless we are reasonably certain we will exercise the option. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. Our variable lease payments may consist of payments based on a percentage of revenue and increases as a result of Consumer Price Index or other comparable indices. Lease expense for operating lease payments is recognized on a straight-line basis over the term of the lease.

CWI 1 2019 Financial Statements – 17

Notes to Consolidated Financial Statements

The implicit rate within our operating leases is generally not determinable and, as a result, we use our incremental borrowing rate at the lease commencement date to determine the present value of lease payments. The determination of our incremental borrowing rate requires judgment. We determine our incremental borrowing rate for each lease using estimated baseline mortgage rates. These baseline rates are determined based on a review of current mortgage debt market activity for benchmark securities utilizing a yield curve. The rates are then adjusted for various factors, including level of collateralization and lease term.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. ASU 2017-12 makes more financial and nonfinancial hedging strategies eligible for hedge accounting. It also amends the presentation and disclosure requirements and changes how companies assess hedge effectiveness. It is intended to more closely align hedge accounting with companies’ risk management strategies, simplify the application of hedge accounting, and increase transparency as to the scope and results of hedging programs. We adopted this guidance for our interim and annual periods beginning January 1, 2019. The adoption of ASU 2017-12 did not have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions in exchange for goods and services from nonemployees, which will align the accounting for such payments to nonemployees with the existing requirements for share-based payments granted to employees (with certain exceptions). These share-based payments will now be measured at the grant-date fair value of the equity instrument issued. We adopted this guidance for our interim and annual periods beginning January 1, 2019. The adoption of this standard did not have a material impact on our consolidated financial statements.

Note 3. Agreements and Transactions with Related Parties

Agreements with Our Advisor and Affiliates

As of March 31, 2020, we had an advisory agreement with our Advisor (the “Advisory Agreement”) to perform certain services for us under a fee arrangement, including managing our overall business, our investments and certain administrative duties. Our Advisor also had a subadvisory agreement with the Subadvisor (the “Subadvisory Agreement”) whereby our Advisor paid 20% of its fees earned under the Advisory Agreement to the Subadvisor in return for certain personnel services. Upon completion of the Merger on April 13, 2020 (Note 15), both the Advisory Agreement and Subadvisory Agreement were terminated.

The following tables present a summary of fees we paid; expenses we reimbursed and distributions we made to our Advisor, the Subadvisor and other affiliates, as described below, in accordance with the terms of those agreements (in thousands):

	Years Ended December 31,
	2019	2018	2017
Amounts Included in the Consolidated Statements of Operations
Asset management fees	$14,052	$14,136	$14,499
Available Cash Distributions	7,095	5,142	7,459
Personnel and overhead reimbursements	6,571	6,392	5,870
Interest expense	1,319	1,367	715
Disposition fees (Note 4)	130	300	225
	$29,167	$27,337	$28,768

Other Transaction Fees Incurred
Watermark commitment agreement	$4,101	$—	$—
Capitalized loan refinancing fees	1,235	653	620
Capitalized acquisition fees for equity method investments (a)	—	—	4,131
	$5,336	$653	$4,751
___________

CWI 1 2019 Financial Statements – 18

Notes to Consolidated Financial Statements

(a)	Our Advisor elected to receive 50% of the acquisition fee related to our investment in the Ritz-Carlton Bacara, Santa Barbara Venture in shares of our common stock and 50% in cash.

The following table presents a summary of the amounts included in Due to related parties and affiliates in the consolidated financial statements (in thousands):

	December 31,
	2019	2018
Amounts Due to Related Parties and Affiliates
Reimbursable costs due to our Advisor	$1,524	$1,785
Watermark commitment agreement	1,151	—
Other amounts due to our Advisor	1,105	1,184
Due to other related parties and affiliates	26	1,207
Accrued interest on WPC Credit Facility	—	2,082
	$3,806	$6,258

Asset Management Fees, Disposition Fees and Loan Refinancing Fees

As of December 31, 2019, we paid our Advisor an annual asset management fee equal to 0.5% of the aggregate average market value of our investments, as described in the Advisory Agreement. Our Advisor was also entitled to receive disposition fees of up to 1.5% of the contract sales price of a property, as well as a loan refinancing fee of up to 1.0% of the principal amount of a refinanced loan, if certain conditions described in the Advisory Agreement were met. If our Advisor elected to receive all or a portion of its fees in shares of our common stock, the number of shares issued was determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share (“NAV”). Upon completion of the Merger on April 13, 2020 (Note 13), the Advisory Agreement was terminated and these fees ceased being incurred. For the years ended December 31, 2019, 2018 and 2017, we settled $14.1 million, $14.2 million and $13.2 million, respectively, of asset management fees in shares of our common stock at our Advisor’s election. At December 31, 2019, our Advisor owned 5,632,897 shares (3.9%) of our outstanding common stock. Asset management fees are included in Asset management fees to affiliate and other expenses in the consolidated financial statements.

Available Cash Distributions

As of December 31, 2019, Carey Watermark Holdings’ special general partner interest entitled it to receive distributions of 10% of Available Cash (as defined in the limited partnership agreement of the Operating Partnership) (“Available Cash Distributions”) generated by the Operating Partnership, subject to certain limitations. Available Cash Distributions are included in (Income) loss attributable to noncontrolling interests in the consolidated financial statements. In connection with the internalization of the management of the Combined Company (Note 1), the Operating Partnership and CWI 2 OP, LP redeemed the special general partnership interests held by Carey Watermark Holdings and Carey Watermark Holdings 2, LLC (“Carey Watermark Holdings 2”) in the Operating Partnership and CWI 2 OP, LP, respectively (the “Redemption”), as further described in Note 15. Following the redemption, Carey Watermark Holdings and Carey Watermark Holdings 2 have no further liability or obligation pursuant to the limited partnership agreements of the Operating Partnership or CWI 2 OP, LP, respectively.

Personnel and Overhead Reimbursements/Reimbursable Costs

As of December 31, 2019, under the terms of the Advisory Agreement, our Advisor generally allocated expenses of dedicated and shared resources, including the cost of personnel, rent and related office expenses, between us and CWI 2, based on total pro rata hotel revenues on a quarterly basis. Pursuant to the Subadvisory Agreement, after we reimbursed our Advisor, it would subsequently reimburse the Subadvisor for personnel costs and other charges, including the services of our Chief Executive Officer, subject to the approval of our board of directors. Upon completion of the Merger on April 13, 2020 (Note 15), both the Advisory Agreement and Subadvisory Agreement were terminated and these fees ceased being incurred. These reimbursements are included in Corporate general and administrative expenses and Due to related parties and affiliates in the consolidated financial statements and were settled in cash. We have also granted restricted stock units (“RSUs”) to employees of the Subadvisor pursuant to our 2010 Equity Incentive Plan.

CWI 1 2019 Financial Statements – 19

Notes to Consolidated Financial Statements

Acquisition Fees to our Advisor

As of December 31, 2019, we paid our Advisor acquisition fees of 2.5% of the total investment cost of the properties acquired, as defined in the Advisory Agreement, described above, including on our proportionate share of equity method investments and loans originated by us. The total fees paid may not exceed 6% of the aggregate contract purchase price of all investments and loans, as measured over a period specified by the Advisory Agreement.

Other Amounts Due to our Advisor

This balance primarily represented asset management fees payable to our Advisor.

Other Transactions with Affiliates

Watermark Commitment Agreement

On October 1, 2019, we, CWI 2, Watermark and Mr. Medzigian, the chief executive officer of both us and CWI 2, entered into a commitment agreement pursuant to which we and CWI 2 agreed to pay Watermark a total of $6.95 million in consideration of the commitments of Watermark and Mr. Medzigian to wind down and ultimately liquidate a private fund that was formed to raise capital to invest in lodging properties, and to devote their business activities exclusively to the affairs of us and CWI 2 and certain other activities set forth in the commitment agreement, with the exception of the wind-down of the private fund and performing asset management services for two hotels owned by WPC (one of which was subsequently sold). Of the total $6.95 million, $5.0 million was paid on October 25, 2019, of which $3.0 million was allocated to and paid by us, and was included in Other assets in the consolidated balance sheet at December 31, 2019 as a deferred cost. The remaining balance of $1.95 million was paid on January 15, 2020, of which $1.2 million was allocated to and paid by us, and was included as a payable in Due to other related parties and affiliates and a deferred cost in Other assets in the consolidated balance sheet at December 31, 2019.

WPC Line of Credit

During the first quarter of 2017, our board of directors and the board of directors of WPC approved unsecured loans from WPC to us of up to $25.0 million, at an interest rate equal to the rate at which WPC was able to borrow funds under its senior unsecured credit facility, which we refer to as the WPC Line of Credit, for the purpose of replacing a senior credit facility. On March 23, 2017, we borrowed $22.8 million from WPC at the London Interbank Offered Rate (“LIBOR”) plus 1.0% and a maturity date of March 22, 2018 and simultaneously repaid and terminated a senior credit facility. As further discussed below, the WPC Line of Credit was replaced by the Working Capital Facility (defined below).

WPC Credit Facility

On September 26, 2017, we entered into a secured credit facility (the “WPC Credit Facility”) with our Operating Partnership as borrower and WPC as lender. The WPC Credit Facility consists of (i) a bridge term loan of up to $75.0 million (the “Bridge Loan”) for the purpose of acquiring an interest in the Ritz-Carlton Bacara, Santa Barbara Venture and (ii) a $25.0 million revolving working capital facility (the “Working Capital Facility”) to be used for our working capital needs. The Bridge Loan, which was scheduled to mature on December 31, 2019, was repaid in full during the fourth quarter of 2019. The Working Capital Facility that was scheduled to mature on December 31, 2019, was extended to the later of March 31, 2020 or the closing date of the Merger. The interest rate for any borrowing made under the Working Capital Facility during this extension would increase to LIBOR plus 3.0% from the current interest rate of LIBOR plus 1.0%. If the Advisory Agreement expires or is terminated, the Working Capital Facility would mature at that time. We serve as guarantor of the WPC Credit Facility and have pledged our unencumbered equity interests in certain properties as collateral, as further described in the pledge and security agreement entered into between the borrower and lender. At December 31, 2018, the outstanding balances under the Bridge Loan and Working Capital Facility were $40.8 million and $0.8 million, respectively. At December 31, 2019, no balances were outstanding under either the Bridge Loan or Working Capital Facility. Upon completion of the Merger on April 13, 2020, all applicable loan documents were terminated.

Jointly-Owned Investments

At December 31, 2019, we owned interests in three ventures with CWI 2: the Ritz-Carlton Key Biscayne, a Consolidated Hotel, and the Marriott Sawgrass Golf Resort & Spa and the Ritz-Carlton Bacara, Santa Barbara, both Unconsolidated Hotels. A third-party also owns an interest in the Ritz-Carlton Key Biscayne.

CWI 1 2019 Financial Statements – 20

Notes to Consolidated Financial Statements

Note 4. Net Investments in Hotels

Net investments in hotels are summarized as follows (in thousands):

	December 31,
	2019	2018
Buildings	$1,400,251	$1,552,365
Land	331,681	355,082
Building and site improvements	160,726	149,323
Furniture, fixtures and equipment	103,920	108,907
Construction in progress	11,918	10,298
Hotels, at cost	2,008,496	2,175,975
Less: Accumulated depreciation	(298,949)	(266,323)
Net investments in hotels	$1,709,547	$1,909,652

During the years ended December 31, 2019 and 2018, we retired fully depreciated furniture, fixtures and equipment aggregating $12.4 million and $34.2 million, respectively.

Depreciation expense was $75.1 million, $75.7 million and $80.3 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Hurricane-Related Disruption

Below is a summary of the items that comprised our aggregate damage incurred at the properties (in thousands):

	Years Ended December 31,
	2019	2018	2017
Net write-off of fixed assets	$2,805	$10,371	$25,791
Remediation work performed	—	5,327	14,286
Costs incurred not covered by insurance	2,832
Property damage insurance receivables and/or advances received	(5,265)	(17,038)	(33,069)
Loss (gain) on hurricane-related property damage	$372	$(1,340)	$7,008

As of December 31, 2019, we have received cumulative business interruption insurance proceeds related to Hurricane Irma of $25.3 million. We recorded business interruption income related to Hurricane Irma in the consolidated statements of operations of $4.3 million and $21.0 million during the years ended December 31, 2019 and 2018, respectively.

As the restoration work continues to be performed, the estimated total cost will change. Any changes to property damage estimates will be recorded in the periods in which they are determined and any additional remediation work will be recorded in the periods in which it is performed.

Property Dispositions

2019 Dispositions

On September 17, 2019, we sold our 100% ownership interest in the Courtyard San Diego Mission Valley to an unaffiliated third party for a contractual sales price of $79.0 million, with net proceeds after the repayment of the related mortgage loan of approximately $33.6 million, including the release of $1.4 million of restricted cash. We recognized a gain on sale of $5.9 million and a loss on extinguishment of debt of $0.3 million during the year ended December 31, 2019 in connection with this transaction.

CWI 1 2019 Financial Statements – 21

Notes to Consolidated Financial Statements

On October 9, 2019, the Hilton Garden Inn New Orleans French Quarter/CBD venture sold the hotel to an unaffiliated third party for a contractual sales price of $26.0 million, with net proceeds after the repayment of the related mortgage loan of approximately $11.4 million, including the release of $1.1 million of restricted cash. We owned an 88% controlling ownership interest in the venture. We recognized a gain on sale of $10.1 million and a loss on extinguishment of debt of $0.5 million during the year ended December 31, 2019 in connection with this transaction.

On November 21, 2019, we sold our 100% ownership interest in the Hampton Inn & Suites/Homewood Suites Denver Downtown Convention Center to an unaffiliated third party for a contractual sales price of $85.5 million with net proceeds after the repayment of the related mortgage loan of approximately $34.1 million, including the release of $3.1 million of restricted cash. We recognized a gain on sale of $14.9 million and a loss on extinguishment of debt of $1.8 million during the year ended December 31, 2019 in connection with this transaction.

2018 Dispositions

On January 25, 2018, we sold our 100% ownership interest in the Marriott Boca Raton at Boca Center to an unaffiliated third party for a contractual sales price of $76.0 million, with net proceeds after the repayment of the related mortgage loan of approximately $35.4 million, including the release of $1.4 million of restricted cash. We recognized a gain on sale of $12.3 million during the first quarter of 2018 in connection with this transaction. This property was classified as held for sale at December 31, 2017.

On February 5, 2018, we sold our 100% ownership interests in the Hampton Inn Memphis Beale Street and Hampton Inn Atlanta Downtown to an unaffiliated third party for a contractual sales price totaling $63.0 million, with net proceeds after the repayment of the related mortgage loans of approximately $31.8 million, including the release of $2.0 million of restricted cash. We recognized a gain on sale totaling $19.6 million during the first quarter of 2018 in connection with this transaction. These properties were classified as held for sale at December 31, 2017.

On September 27, 2018, we sold our 100% ownership interest in the Staybridge Suites Savannah Historic District to an unaffiliated third party for a contractual sales price of $22.0 million, with net proceeds after the defeasance of the related mortgage loan of approximately $6.7 million. We recognized a loss on sale of $0.7 million during the third quarter of 2018 in connection with this transaction, as well as a $0.3 million loss on extinguishment of debt in connection with the defeasance of the loan.

Construction in Progress

At December 31, 2019 and 2018, construction in progress, recorded at cost, was $11.9 million and $10.3 million, respectively, and related to renovations at certain of our hotels. Upon substantial completion of renovation work, costs are reclassified from construction in progress to buildings, building and site improvements and furniture, fixture and equipment, as applicable, and depreciation will commence.

We capitalize qualifying interest expense and certain other costs, such as property taxes, property insurance, utilities expense and hotel incremental labor costs, related to hotels undergoing major renovations. We capitalized $1.6 million, $2.6 million and $1.3 million of such costs during the years ended December 31, 2019, 2018 and 2017, respectively. At December 31, 2019, 2018 and 2017, accrued capital expenditures were $2.5 million, $5.5 million and $6.0 million, respectively, representing non-cash investing activity.

Note 5. Equity Investments in Real Estate

At December 31, 2019, we owned equity interests in four Unconsolidated Hotels, two with unrelated third parties and two with CWI 2. We do not control the ventures that own these hotels, but we exercise significant influence over them. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus contributions and other adjustments required by equity method accounting, such as basis differences from acquisition costs paid to our Advisor that we incur and other-than-temporary impairment charges, if any).

Under the conventional approach of accounting for equity method investments, an investor applies its percentage ownership interest to the venture’s net income or loss to determine the investor’s share of the earnings or losses of the venture. This approach is inappropriate if the venture’s capital structure gives different rights and priorities to its investors. We have priority returns on several of our equity method investments. Therefore, we follow the hypothetical liquidation at book value (“HLBV”) method in determining our share of these ventures’ earnings or losses for the reporting period, as this method better reflects our

CWI 1 2019 Financial Statements – 22

Notes to Consolidated Financial Statements

claim on the ventures’ book value at the end of each reporting period. Earnings for our equity method investments are recognized in accordance with each respective investment agreement and, where applicable, based upon the allocation of the investment’s net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values. The carrying values of these ventures are affected by the timing and nature of distributions (dollars in thousands):

Unconsolidated Hotels	State	Number of Rooms	% Owned	Hotel Type	Carrying Value at December 31,
					2019	2018
Ritz-Carlton Bacara, Santa Barbara Venture (a) (b)	CA	358	40%	Resort	$51,965	$56,814
Ritz-Carlton Philadelphia Venture (c)	PA	301	60%	Full-service	27,247	29,951
Marriott Sawgrass Golf Resort & Spa Venture (d) (e)	FL	514	50%	Resort	20,580	25,439
Hyatt Centric French Quarter Venture (f)	LA	254	80%	Full-service	505	511
		1,427			$100,297	$112,715
___________

(a)	This investment represents a tenancy-in-common interest; the remaining 60% interest is owned by CWI 2.

(b)	We received net cash distributions of $0.9 million from this investment during the year ended December 31, 2019.

(c)	We received cash distributions of $2.2 million from this investment during the year ended December 31, 2019.

(d)
This investment is considered a VIE (Note 2). We do not consolidate this entity because we are not the primary beneficiary and the nature of our involvement in the activities of the entity allows us to exercise significant influence, but does not give us power over decisions that significantly affect the economic performance of the entity.

(e)
We received cash distributions of $7.2 million from this investment during the year ended December 31, 2019, which included a distribution of $4.9 million representing our share of proceeds from a mortgage refinancing in November 2019.

(f)	We received cash distributions of $1.1 million from this investment during the year ended December 31, 2019.

The following table sets forth our share of equity in (losses) earnings from our Unconsolidated Hotels, which are based on the HLBV method, as well as certain amortization adjustments related to basis differentials from acquisitions of investments (in thousands):

	Years Ended December 31,
Venture	2019	2018	2017
Ritz-Carlton Bacara, Santa Barbara Venture	$(3,947)	$(4,879)	$(2,824)
Marriott Sawgrass Golf Resort & Spa Venture	2,305	1,971	(761)
Hyatt Centric French Quarter Venture	1,137	2,072	776
Ritz-Carlton Philadelphia Venture	(513)	(985)	2,710
Westin Atlanta Venture (a)	—	506	22,302
Total equity in (losses) earnings of equity method investments in real estate, net	$(1,018)	$(1,315)	$22,203
___________

(a)
On October 19, 2017, the venture sold the Westin Atlanta Perimeter North to an unaffiliated third party. Included in our share of equity in earnings for the year ended December 31, 2017 is the gain on sale of $21.6 million. Our share of equity in earnings during the year ended December 31, 2018 was the result of additional cash distributions received in this period in connection with the disposition.

No other-than-temporary impairment charges related to our investments in these ventures were recognized during the years ended December 31, 2019, 2018 or 2017.

At December 31, 2019 and 2018, the unamortized basis differences on our equity investments were $6.3 million and $7.3 million, respectively. Net amortization of the basis differences reduced the carrying values of our equity investments by $0.3 million, $0.3 million and $0.2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

CWI 1 2019 Financial Statements – 23

Notes to Consolidated Financial Statements

The following tables present combined summarized financial information of our equity method investment entities. Amounts provided are the total amounts attributable to the ventures since our respective dates of acquisition and do not represent our proportionate share (in thousands):

	December 31,
	2019	2018
Real estate, net	$600,956	$618,012
Other assets	61,027	48,399
Total assets	661,983	666,411
Debt	411,407	400,227
Other liabilities	68,497	57,418
Total liabilities	479,904	457,645
Members’ equity	$182,079	$208,766

	Years Ended December 31,
	2019	2018	2017
Revenues	$201,570	$203,202	$146,804
Expenses	207,987	210,334	134,450
Net (loss) income attributable to equity method investments	$(6,417)	$(7,132)	$12,354

Hurricane-Related Disruption

The Marriott Sawgrass Golf Resort & Spa was impacted by Hurricane Irma when it made landfall in September 2017. The hotel sustained damage and was forced to close for a short period of time. Below is a summary of the items that comprised the (gain) loss recognized by the venture related to Hurricane Irma (in thousands):

(in thousands)	Years Ended December 31,
	2019	2018	2017
Net write-off (write-up) of fixed assets	$3,476	$(173)	$4,938
Remediation work performed	—	133	1,476
(Increase) decrease to property damage insurance receivables	(3,486)	722	(3,715)
(Gain) loss on hurricane-related property damage	$(10)	$682	$2,699

As the restoration work continues to be performed, the estimated total costs will change. Any changes to property damage estimates will be recorded in the periods in which they are determined and any additional work will be recorded in the periods in which it is performed.

CWI 1 2019 Financial Statements – 24

Notes to Consolidated Financial Statements

Note 6. Intangible Assets and Liabilities

Intangible assets and liabilities, included in Intangible assets, net and Accounts payable, accrued expenses and other liabilities, respectively, in the consolidated financial statements, are summarized as follows (dollars in thousands):

		December 31,
		2019			2018
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-Lived Intangible Assets
Villa/condo rental programs	45 - 55	$72,400	$(8,025)	$64,375	$72,400	$(6,520)	$65,880
Below-market hotel ground leases and parking garage lease (a)	10 - 93	—	—	—	10,935	(645)	10,290
Other intangible assets	8 - 15	855	(444)	411	855	(354)	501
Total intangible assets, net		$73,255	$(8,469)	$64,786	$84,190	$(7,519)	$76,671

Finite-Lived Intangible Liability
Above-market hotel ground lease (a)	85	$—	$—	$—	$(2,100)	$114	$(1,986)
___________

(a)
On January 1, 2019, we adopted ASU 2016-02, Leases (Topic 842) (Note 2). As a result of adopting this guidance, on January 1, 2019, we reclassified our below-market ground lease and parking garage lease intangible assets (previously included in Intangible assets, net) and above-market ground lease intangible liabilities (previously included in Accounts payable, accrued expenses and other liabilities) to Operating lease ROU assets on the consolidated balance sheet.

Net amortization of intangibles was $1.5 million, $1.7 million and $1.7 million for the years ended December 31, 2019, 2018 and 2017, respectively. Amortization of the villa/condo rental programs and in-place lease intangibles are included in Depreciation and amortization in the consolidated financial statements.

Note 7. Fair Value Measurements

The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for securities that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

Derivative Assets — Our derivative assets, which are included in Other assets in the consolidated financial statements, are comprised of interest rate caps (Note 8).

The valuation of our derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative instruments for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings and thresholds. These derivative instruments were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

CWI 1 2019 Financial Statements – 25

Notes to Consolidated Financial Statements

We did not have any transfers into or out of Level 1, Level 2 and Level 3 category of measurements during the years ended December 31, 2019 or 2018. Gains and losses (realized and unrealized) recognized on items measured at fair value on a recurring basis included in earnings are reported in Other income in the consolidated financial statements.

Our non-recourse debt, net, which we have classified as Level 3, had a carrying value of $1.2 billion and $1.3 billion, and an estimated fair value of $1.2 billion and $1.3 billion, at December 31, 2019 and 2018, respectively. We determined the estimated fair value using a discounted cash flow model with rates that take into account the interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the collateral and the then-current interest rate.

We estimated that our other financial assets and liabilities had fair values that approximated their carrying values at both December 31, 2019 and 2018.

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. When the undiscounted cash flows for an asset are less than the asset’s carrying value when considering and evaluating the various alternative courses of action that may occur, we recognize an impairment charge to reduce the carrying value of the asset to its estimated fair value. Further, when we classify an asset as held for sale, we carry the asset at the lower of its carrying value or its fair value, less estimated cost to sell. The estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales. If relevant market information is not available or is not deemed appropriate, we perform a future net cash flow analysis, discounted for the inherent risk associated with each investment. We determined that the significant inputs used to value these investments fall within Level 3 for fair value reporting. We did not recognize any impairment charges during the years ended December 31, 2019, 2018 or 2017.

Note 8. Risk Management and Use of Derivative Financial Instruments

Risk Management

In the normal course of our ongoing business operations, we encounter economic risk. There are two main components of economic risk that impact us: interest rate risk and market risk. We are primarily subject to interest rate risk on our interest-bearing assets and liabilities. Market risk includes changes in the value of our properties and related loans.

Derivative Financial Instruments

When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates. We have not entered into, and do not plan to enter into, financial instruments for trading or speculative purposes. In addition to entering into derivative instruments on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, which are considered to be derivative instruments. The primary risks related to our use of derivative instruments include: (i) a counterparty to a hedging arrangement defaulting on its obligation and (ii) a downgrade in the credit quality of a counterparty to such an extent that our ability to sell or assign our side of the hedging transaction is impaired. While we seek to mitigate these risks by entering into hedging arrangements with large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.

CWI 1 2019 Financial Statements – 26

Notes to Consolidated Financial Statements

We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated, and that qualified, as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the change in fair value of any derivative is immediately recognized in earnings.

The following table sets forth certain information regarding our derivative instruments on our Consolidated Hotels (in thousands):

Derivatives Designated as Hedging Instruments		Asset Derivatives Fair Value at December 31,
	Balance Sheet Location	2019	2018
Interest rate caps	Other assets	$18	$84

All derivative transactions with an individual counterparty are governed by a master International Swap and Derivatives Association agreement, which can be considered as a master netting arrangement; however, we report all our derivative instruments on a gross basis in our consolidated financial statements. At both December 31, 2019 and 2018, no cash collateral had been posted nor received for any of our derivative positions.

We recognized unrealized losses of $0.2 million, $0.3 million and $0.1 million in Other comprehensive income on derivatives in connection with our interest rate swaps and caps during the years ended December 31, 2019, 2018 and 2017, respectively.

We reclassified $0.3 million, $0.4 million and $0.6 million from Other comprehensive income on derivatives into Interest expense during the years ended December 31, 2019, 2018 and 2017, respectively.

Amounts reported in Other comprehensive income related to interest rate swaps and caps will be reclassified to Interest expense as interest expense is incurred on our variable-rate debt. At December 31, 2019, we estimated that an additional $0.2 million will be reclassified as Interest expense during the next 12 months related to our interest rate caps.

Interest Rate Swaps and Caps

We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our investment partners may obtain variable-rate non-recourse mortgage loans and, as a result, may enter into interest rate swap or cap agreements with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of a loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. An interest rate cap limits the effective borrowing rate of variable-rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.

The interest rate caps that we had outstanding on our Consolidated Hotels at December 31, 2019 were designated as cash flow hedges and are summarized as follows (dollars in thousands):

	Number of Instruments	Notional Amount	Fair Value at
Interest Rate Derivatives			December 31, 2019
Interest rate caps	9	$465,525	$18

Credit Risk-Related Contingent Features

We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of any collateral received. No collateral was received as of December 31, 2019. At December 31, 2019, both our total credit exposure and the maximum exposure to any single counterparty were less than $0.1 million.

Some of the agreements we have with our derivative counterparties contain cross-default provisions that could trigger a declaration of default on our derivative obligations if we default, or are capable of being declared in default, on certain of our indebtedness. At December 31, 2019, we had not been declared in default on any of our derivative obligations. At both December 31, 2019 and 2018, we had no derivatives that were in a net liability position.

CWI 1 2019 Financial Statements – 27

Notes to Consolidated Financial Statements

Note 9. Debt

Non-Recourse Debt

Our non-recourse debt consists of mortgage notes payable, which are collateralized by the assignment of hotel properties. The following table presents the non-recourse debt, net on our Consolidated Hotel investments (dollars in thousands):

			Carrying Amount at December 31,
	Interest Rate Range	Current Maturity Date Range (a)	2019	2018
Fixed rate	3.6% – 5.9%	7/2020 – 4/2024	$884,849	$1,026,451
Variable rate (b)	4.1% – 7.6%	4/2020 – 11/2022	321,218	299,563
			$1,206,067	$1,326,014
___________

(a)	Many of our mortgage loans have extension options, which are subject to certain conditions. The maturity dates in the table do not reflect the extension options.

(b)	The interest rate range presented for these mortgage loans reflect the rates in effect at December 31, 2019 through the use of an interest rate cap, when applicable.

Financing Activity During 2019

Hawks Cay Resort

During the fourth quarter of 2019, we refinanced the $93.9 million Hawks Cay Resort mortgage loan with a new mortgage loan of up to $115.7 million, of which $95.3 million was funded at closing. The loan has a floating annual interest rate of LIBOR plus 2.8% (subject to an interest rate cap) and a maturity date of November 15, 2022, with three one-year extension options. This refinancing was accounted for as a loan modification and no gain or loss was recognized.

Hilton Garden Inn New Orleans French Quarter/CBD

During the third quarter of 2019, we refinanced the $10.0 million Hilton Garden Inn New Orleans French Quarter/CBD mortgage loan with a new mortgage loan of up to $18.0 million, of which $15.0 million was funded at closing. The loan has a floating annual interest rate of LIBOR plus 2.8% (subject to an interest rate cap) and a maturity date of July 1, 2022, with two one-year extension options. No gain or loss was recognized on the extinguishment of debt. This hotel was subsequently sold on October 9, 2019.

Sheraton Austin Hotel at the Capitol

During the second quarter of 2019, we refinanced the $67.0 million Sheraton Austin Hotel at the Capitol mortgage loan with a new mortgage loan of up to $92.4 million, of which $68.4 million was funded at closing, with the remaining balance available to fund planned renovations at the hotel. The loan has a floating annual interest rate of LIBOR plus 3.5% (which is subject to an interest rate cap) and a maturity date of July 9, 2022 with two one-year extension options. We recognized a loss on extinguishment of debt of $0.1 million on this refinancing.

Lake Arrowhead Resort and Spa

The $14.5 million outstanding mortgage loan on Lake Arrowhead Resort and Spa that matured on May 29, 2019 was modified during the second quarter of 2019 to extend the maturity date to April 30, 2020. As part of this modification, we began making monthly amortization payments of $40,000 that will continue through the maturity date.

Financing Activity During 2018

During the year ended December 31, 2018, we refinanced three non-recourse mortgage loans totaling $116.1 million with new non-recourse mortgage loans totaling $121.4 million, which have a weighted-average interest rate of 5.6% and a term to maturity of three years, One of these refinancings was accounted for as a loan modification. We recognized a loss on extinguishment of debt of $0.2 million on the refinancings during the year ended December 31, 2018.

CWI 1 2019 Financial Statements – 28

Notes to Consolidated Financial Statements

In connection with the sale of the Staybridge Savannah Historic District during the third quarter of 2018 (Note 4), we defeased the outstanding $14.4 million mortgage loan on the hotel. We recognized a loss on extinguishment of debt of $0.3 million during the year ended December 31, 2018.

Covenants

Pursuant to our mortgage loan agreements, our consolidated subsidiaries are subject to various operational and financial covenants, including minimum debt service coverage and debt yield ratios. Most of our mortgage loan agreements contain “lock-box” provisions, which permit the lender to access or sweep a hotel’s excess cash flow and could be triggered by the lender under limited circumstances, including the failure to maintain minimum debt service coverage ratios. If a lender requires that we enter into a cash management agreement, we would generally be permitted to spend an amount equal to our budgeted hotel operating expenses, taxes, insurance and capital expenditure reserves for the relevant hotel. The lender would then hold all excess cash flow after the payment of debt service in an escrow account until certain performance hurdles are met. Except as discussed below, at December 31, 2019, we were in compliance with the applicable covenants for each of our mortgage loans.

At March 31, 2018, the minimum debt service coverage ratio for the Courtyard Pittsburgh Shadyside was not met; this ratio was still not met as of December 31, 2019 and a cash management agreement remained in effect.

At September 30, 2018, the minimum debt service coverage ratio for the Westin Minneapolis was not met; this ratio was still not met as of December 31, 2019 and a cash management agreement remained in effect.

At September 30, 2018, the minimum debt service coverage ratio for the Equinox was not met; this ratio was still not met as of December 31, 2019 and a cash management agreement remained in effect.

At December 31, 2018, the minimum debt yield ratio for the Sanderling Resort was not met; therefore, in May 2019, the loan began to amortize in an amount equal to the original loan amount over a 25-year period and will continue to amortize until such time as the minimum debt yield ratio is met. As of December 31, 2019, this ratio was still not met.

At September 30, 2019, the minimum debt service coverage ratio for the Holiday Inn Manhattan 6th Avenue Chelsea was not met; this ratio was still not met as of December 31, 2019 and a cash management agreement remained in effect.

At December 31, 2019, the minimum debt service coverage ratio for the Courtyard Times Square West was not met.

WPC Credit Facility

At December 31, 2019, no balances were outstanding under either the Bridge Loan or Working Capital Facility, with $25.0 million available to be drawn on the Working Capital Facility. These loans are described in Note 3.

Scheduled Debt Principal Payments

Scheduled debt principal payments during each of the next five calendar years following December 31, 2019 and thereafter are as follows (in thousands):

Years Ending December 31,	Total
2020 (a)	$143,504
2021	483,881
2022	407,829
2023	126,618
2024	50,252
1,212,084
Unamortized deferred financing costs	(6,017)
Total	$1,206,067
__________

CWI 1 2019 Financial Statements – 29

Notes to Consolidated Financial Statements

(a)
Balance includes $126.1 million of scheduled balloon payments on four consolidated mortgage loans. We currently intend to refinance these mortgage loans, although there can be no assurance that we will be able to do so on favorable terms, if at all.

Note 10. Commitments and Contingencies

At December 31, 2019, we were not involved in any material litigation. Various claims and lawsuits arising in the normal course of business are pending against us, including liens for which we may obtain a bond, provide collateral or provide an indemnity, but we do not expect the results of such proceedings to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Hotel Management Agreements

As of December 31, 2019, our Consolidated Hotel properties were operated pursuant to long-term management agreements with 11 different management companies, with initial terms ranging from five to 30 years. For hotels operated with separate franchise agreements, each management company receives a base management fee, generally ranging from 1.5% to 3.5% of hotel revenues. Four of our management agreements contain the right and license to operate the hotels under specified brands; no separate franchise agreements exist and no separate franchise fee is required for these hotels. The management agreements that include the benefit of a franchise agreement incur a base management fee ranging from 3.0% to 3.5% of hotel revenues. The management companies are generally also eligible to receive an incentive management fee, which is typically calculated as a percentage of operating profit, either (i) in excess of projections with a cap or (ii) after the owner has received a priority return on its investment in the hotel. We incurred management fee expense, including amortization of deferred management fees, of $16.9 million, $17.8 million and $17.1 million, respectively, for the years ended December 31, 2019, 2018 and 2017.

Franchise Agreements

Twelve of our Consolidated Hotels operated under franchise or license agreements with national brands that are separate from our management agreements. As of December 31, 2019, we had nine franchise agreements with Marriott-owned brands, one with Hilton-owned brands, one with InterContinental Hotels-owned brands and one with a Hyatt-owned brand related to our Consolidated Hotels. Our typical franchise agreements have initial terms ranging from 15 to 25 years. Four of our hotels are not operated with a hotel brand so the hotels do not have franchise agreements. Generally, our franchise agreements provide for a license fee, or royalty, of 3.0% to 6.0% of room revenues and, if applicable, 2.0% to 3.0% of food and beverage revenue. In addition, we generally pay 1.0% to 4.5% of room revenues as marketing and reservation system contributions for the system-wide benefit of brand hotels. Franchise fees are included in sales and marketing expense in our consolidated financial statements. We incurred franchise fee expense, including amortization of deferred franchise fees, of $16.4 million, $16.2 million and $18.8 million, respectively, for the years ended December 31, 2019, 2018 and 2017.

Capital Expenditures and Reserve Funds

With respect to our hotels that are operated under management or franchise agreements with major international hotel brands and for most of our hotels subject to mortgage loans, we are obligated to maintain furniture, fixtures and equipment reserve accounts for future capital expenditures at these hotels, sufficient to cover the cost of routine improvements and alterations at the hotels. The amount funded into each of these reserve accounts is generally determined pursuant to the management agreements, franchise agreements and/or mortgage loan documents for each of the respective hotels and typically ranges between 3.0% and 5.0% of the respective hotel’s total gross revenue. As of December 31, 2019 and 2018, $34.6 million and $37.9 million, respectively, was held in furniture, fixtures and equipment reserve accounts for future capital expenditures, and is included in Restricted cash in the consolidated financial statements.

Renovation Commitments

Certain of our hotel franchise and loan agreements require us to make planned renovations to our hotels. Additionally, from time to time, certain of our hotels may undergo renovations as a result of our decision to upgrade portions of the hotels, such as guestrooms, public space, meeting space, and/or restaurants, in order to better compete with other hotels and alternative lodging options in our markets. At December 31, 2019, we had various contracts outstanding with third parties in connection with the renovation of certain of our hotels. The remaining commitments under these contracts at December 31, 2019 totaled $18.9 million. Funding for a renovation will first come from our furniture, fixtures and equipment reserve accounts, to the extent permitted by the terms of the management agreement. Should these reserves be unavailable or insufficient to cover the cost of

CWI 1 2019 Financial Statements – 30

Notes to Consolidated Financial Statements

the renovation, we will fund all or the remaining portion of the renovation with existing cash resources, proceeds available under our Working Capital Facility and/or other sources of available capital, including cash flow from operations.

Leases

Lease Obligations

We recognize an operating ROU asset and a corresponding lease liability for ground lease arrangements, hotel parking leases and various hotel equipment leases for which we are the lessee. Our leases have remaining lease terms ranging from less than one year to 88 years (excluding extension options not reasonably certain of being exercised).

Lease Cost

Certain information related to the total lease cost for operating leases for the year ended December 31, 2019 is as follows (in thousands):

December 31, 2019
Fixed lease cost	$13,592
Variable lease cost (a)	815
Total lease cost	$14,407
___________

(a)	Our variable lease payments consist of payments based on a percentage of revenue.

Other Information

Supplemental balance sheet information related to ROU assets and lease liabilities is as follows (dollars in thousands):

December 31, 2019
Operating lease ROU assets	$45,727
Operating lease liabilities	71,733

Weighted-average remaining lease term	69.0 years
Weighted-average discount rate	9.1%

Cash paid for operating lease liabilities included in Net cash provided by operating activities totaled $5.5 million for the year ended December 31, 2019.

CWI 1 2019 Financial Statements – 31

Notes to Consolidated Financial Statements

Undiscounted Cash Flows

A reconciliation of the undiscounted cash flows for operating leases recorded on the consolidated balance sheet as of December 31, 2019 is as follows (in thousands):

Years Ending December 31,	Total
2020	$5,517
2021	5,425
2022	5,428
2023	5,326
2024	5,351
Thereafter through 2107	897,838
Total lease payments	924,885
Less: amount of lease payments representing interest	(853,152)
Present value of future lease payments/lease obligations	$71,733

Scheduled future minimum ground lease payments for the years subsequent to the year ended December 31, 2018 were: $4.1 million for 2019, $4.2 million for 2020, $4.3 million for 2021, $4.4 million for 2022, $4.5 million for 2023 and $811.3 million for the years thereafter.

Note 11. Equity

Reclassifications Out of Accumulated Other Comprehensive Loss

The following tables present a reconciliation of changes in Accumulated other comprehensive loss by component for the periods presented (in thousands):

	Years Ended December 31,
Gains and Losses on Derivative Instruments	2019	2018	2017
Beginning balance	$(286)	$(455)	$(1,128)
Other comprehensive loss before reclassifications	(153)	(290)	(140)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	280	448	599
Equity in earnings of equity method investments in real estate	3	—	232
Total	283	448	831
Net current period other comprehensive income	130	158	691
Net current period other comprehensive (income) loss attributable to noncontrolling interests	(16)	11	(18)
Ending balance	$(172)	$(286)	$(455)

Distributions

Distributions paid to stockholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. Our distributions per share are summarized as follows:

	Years Ended December 31,
	2019	2018	2017
Return of capital	$0.3756	$0.4899	$0.2746
Capital gain	0.1417	—	0.1079
Ordinary income	0.0527	0.0801	0.1875
Total distributions paid	$0.5700	$0.5700	$0.5700

CWI 1 2019 Financial Statements – 32

Notes to Consolidated Financial Statements

During the fourth quarter of 2019, our board of directors declared a quarterly distribution of $0.1425 per share, which was paid on January 15, 2020 to stockholders of record on December 31, 2019, in the amount of $20.4 million.

During the year ended December 31, 2019, our board of directors declared distributions in the aggregate amount of $80.7 million, which equates to $0.5700 per share.

Note 12. Share-Based Payments

We maintain the 2010 Equity Incentive Plan, which authorizes the issuance of stock-based awards to our officers and employees of the Subadvisor who perform services on our behalf. The 2010 Equity Incentive Plan provides for the grant of RSUs and dividend equivalent rights. We also maintain the Directors Incentive Plan — 2010 Incentive Plan, which authorizes the issuance of stock-based awards to our independent directors. The Directors Incentive Plan — 2010 Incentive Plan provides for the grant of RSUs and dividend equivalent rights. A maximum of 4,000,000 shares may be granted, in the aggregate, under these two plans, of which 3,553,739 shares remain available for future grants at December 31, 2019.

A summary of the RSU activity for the years ended December 31, 2019, 2018 and 2017 follows:

	The Subadvisor		Independent Directors
	Shares	Weighted-Average Grant Date Fair Value	Shares	Weighted-Average Grant Date Fair Value
Nonvested at January 1, 2017	71,829	$10.42	—	$—
Granted	49,075	10.80	16,667	10.80
Vested (a)	(35,495)	10.31	(16,667)	10.80
Forfeited	(24,480)	10.69	—	—
Nonvested at January 1, 2018	60,929	10.68	—	—
Granted	61,178	10.41	17,292	10.41
Vested (a)	(28,565)	10.59	(17,292)	10.41
Forfeited	(5,750)	10.51	—	—
Nonvested at January 1, 2019	87,792	10.53	—	—
Granted	70,209	10.39	20,206	10.39
Vested (a)	(36,993)	10.57	(20,206)	10.39
Forfeited	(2,634)	10.76	—	—
Nonvested at December 31, 2019 (b)	118,374	$10.43	—	$—
___________

(a)
RSUs issued to employees of the Subadvisor generally vest over three years, subject to continued employment and are forfeited if the recipient’s employment termination prior to vesting. RSUs issued to independent directors vest immediately. The total fair value of shares vested was $0.4 million, $0.3 million and $0.4 million for the years ended December 31, 2019, 2018 and 2017, respectively.

(b)
We currently expect to recognize compensation expense totaling approximately $0.8 million over the vesting period. The awards to employees of the Subadvisor had a weighted-average remaining contractual term of 1.8 years at December 31, 2019.

For the years ended December 31, 2019, 2018 and 2017, we recognized share-based payment expense of $0.7 million, $0.6 million and $0.5 million, respectively, associated with RSU awards. Stock-based compensation expense is included within Corporate general and administrative expenses in the consolidated financial statements. We have not recognized any income tax benefit in earnings for our share-based payment arrangements since the inception of our plans.

CWI 1 2019 Financial Statements – 33

Notes to Consolidated Financial Statements

Note 13. Income Taxes

As a REIT, we are permitted to own lodging properties but are prohibited from operating these properties. In order to comply with applicable REIT qualification rules, we enter into leases for each of our lodging properties with TRS lessees. The TRS lessees in turn contract with independent hotel management companies that manage day-to-day operations of our hotels under the oversight of the Subadvisor.

The components of our income tax provision for the periods presented are as follows (in thousands):

	Years Ended December 31,
	2019	2018	2017
Federal
Current	$1,415	$2,255	$2,004
Deferred	1,168	930	(2,010)
	2,583	3,185	(6)

State and Local
Current	427	592	382
Deferred	142	1,100	(400)
	569	1,692	(18)
Total Provision (Benefit)	$3,152	$4,877	$(24)

Deferred income taxes at December 31, 2019 and 2018 consist of the following (in thousands):

	At December 31,
	2019	2018
Deferred Tax Assets
Net operating loss carryforwards	$8,381	$7,163
Accrued vacation payable and deferred rent	2,534	1,083
Interest expense limitation	769	—
Deferred revenue — key money	351	288
Gift card liability	271	282
Other	242	513
Total deferred income taxes	12,548	9,329
Valuation allowance	(8,559)	(6,140)
Total deferred tax assets	3,989	3,189
Deferred Tax Liabilities
Villa rental management agreement	(6,574)	(6,016)
Deferred rent	(1,553)	—
Other	(179)	(179)
Total deferred tax liabilities	(8,306)	(6,195)
Net Deferred Tax Liability	$(4,317)	$(3,006)

CWI 1 2019 Financial Statements – 34

Notes to Consolidated Financial Statements

A reconciliation of the provision for income taxes with the amount computed by applying the statutory federal income tax rate to income before provision for income taxes for the periods presented is as follows (in thousands):

	Years Ended December 31,
	2019	2018	2017
Pre-tax income (loss) from taxable subsidiaries	$6,674	$22,992	$(4,443)

Federal provision (benefit) at statutory tax rate (a)	$1,402	$4,828	$(1,555)
Valuation allowance	2,418	1,782	(550)
Other	(470)	(363)	86
Tax credit	(367)	—	—
Loss (income) not subject to federal tax	210	(2,529)	11
State and local taxes, net of federal benefit	(122)	655	(385)
Non-deductible expenses	81	204	124
Disposition of hotels	—	300	739
Revaluation of deferred taxes due to Tax Cuts and Jobs Act (b)	—	—	1,506
Total provision (benefit)	$3,152	$4,877	$(24)
___________

(a)	The applicable statutory tax rate was 21%, 21%, and 35% for the years ended December 31, 2019, 2018, and 2017, respectively.

(b)
The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, lowered the U.S. corporate income tax rate from 35% to 21%. This amount reflects the net impact of the Tax Cuts and Jobs Act on our domestic TRSs.

The utilization of net operating losses may be subject to certain limitations under the tax laws of the relevant jurisdiction. If not utilized, our federal and state and local net operating losses will begin to expire in 2028. As of December 31, 2019 and 2018, we recorded a valuation allowance of $8.6 million and $6.1 million, respectively, related to these net operating loss carryforwards and other deferred tax assets.

The net deferred tax liability in the table above is comprised of deferred tax asset balances, net of certain deferred tax liabilities and valuation allowances, of $0.4 million and $1.0 million at December 31, 2019 and 2018, respectively, which are included in Other assets in the consolidated balance sheets, and other deferred tax liability balances of $4.7 million and $4.0 million at December 31, 2019 and 2018, respectively, which are included in Accounts payable, accrued expenses and other liabilities in the consolidated balance sheets.

Our taxable subsidiaries recognize tax positions in the financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements.

At both December 31, 2019 and 2018, we had unrecognized tax benefits of less than $0.1 million that, if recognized, would have a favorable impact on our effective income tax rate in future periods. We recognize interest and penalties related to uncertain tax positions in income tax expense. At both December 31, 2019 and 2018, we had accrued interest related to uncertain tax positions of less than $0.1 million.

Our tax returns are subject to audit by taxing authorities. The statute of limitations varies by jurisdiction and ranges from three to four years. Such audits can often take years to complete and settle. The tax years 2015 through 2018 remain open to examination by the major taxing jurisdictions to which we are subject.

CWI 1 2019 Financial Statements – 35

Notes to Consolidated Financial Statements

Note 14. Selected Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Revenues	$152,190	$166,053	$151,118	$141,702
Operating expenses	145,030	148,568	139,922	137,240
Net (loss) income (a)	(9,786)	1,317	(1,576)	9,314
Income attributable to noncontrolling interests	(4,578)	(1,018)	(878)	(3,693)
Net (loss) income attributable to CWI stockholders	$(14,364)	$299	$(2,454)	$5,621
Basic and diluted (loss) earnings per share attributable to CWI stockholders	$(0.10)	$—	$(0.02)	$0.04

	Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Revenue	$142,431	$167,259	$148,235	$155,962
Operating expenses	137,840	140,797	136,785	141,346
Net income (loss) (a)	19,544	7,867	(7,533)	(4,134)
(Income) loss attributable to noncontrolling interests	(5,357)	(146)	323	(2,508)
Net income (loss) attributable to CWI stockholders	$14,187	$7,721	$(7,210)	$(6,642)
Basic and diluted earnings (loss) per share attributable to CWI stockholders	$0.10	$0.06	$(0.05)	$(0.05)
___________

(a)	Results include a gain on sale of real estate of $25.0 million, $5.9 million and $31.9 million for the three months ended December 31, 2019, September 30, 2019 and March 31, 2018, respectively.

Note 15. Subsequent Events

Merger with CWI 2

On April 13, 2020, we completed the Merger of Merger Sub, a direct, wholly owned subsidiary of CWI 2, with and into CWI 1 in an all-stock transaction. After giving effect to the Merger, CWI 1 became a wholly owned subsidiary of CWI 2. The Merger was effected pursuant to the Merger Agreement by and among us, CWI 2 and Merger Sub. The Combined Company has been renamed Watermark Lodging Trust, Inc.

In accordance with the Merger Agreement, at the effective time of the Merger each issued and outstanding share of CWI 1’s common stock (or fraction thereof), $0.001 par value per share (“CWI 1 common stock”), was converted into the right to receive 0.9106 shares (the “exchange ratio”) of CWI 2 Class A common stock, $0.001 par value per share (“CWI 2 Class A common stock”). Also at the effective time, all CWI 1 RSUs outstanding and unvested immediately prior to the effective time were converted into a CWI 2 RSU with respect to a whole number of shares of CWI 2 Class A common stock equal to (i) the number of shares of CWI 1 common stock subject to such unvested CWI 1 RSU, multiplied by (ii) the exchange ratio.
Immediately following the effective time of the Merger, the internalization of the management of the Combined Company (the “Internalization”) was consummated pursuant to the Internalization Agreement, dated as of October 22, 2019 (as amended, the “Internalization Agreement”), by and among CWI 1, the Operating Partnership, CWI 2 OP, LP, WPC, Carey Watermark Holdings, CLA Holdings, LLC, Carey REIT II, Inc., WPC Holdco LLC, Carey Watermark Holdings 2, the Advisor, Watermark Capital, the Subadvisor and CWA2, LLC (the “CWI 2 Subadvisor”).

CWI 1 2019 Financial Statements – 36

Notes to Consolidated Financial Statements

In accordance with the Internalization Agreement, the Operating Partnership and CWI 2 OP, LP redeemed the special general partnership interests held by Carey Watermark Holdings and Carey Watermark Holdings 2 in the Operating Partnership and CWI 2 OP, LP, respectively (the “Redemption”). As consideration for the Redemption and the other transactions contemplated by the Internalization Agreement, CWI 2 or CWI 2 OP, LP (as applicable) issued equity consisting of (x) 2,840,549 shares of CWI 2 Class A common stock, to affiliates of WPC, (y) 1,300,000 shares of CWI 2 Series A preferred stock, $0.001 par value per share, to affiliates of WPC, with a liquidation preference of $50.00 per share ($65,000,000 in the aggregate), and (z) 2,417,996 limited partnership units in CWI 2 OP, LP to affiliates of Watermark Capital.  Following the Redemption, Carey Watermark Holdings and Carey Watermark Holdings 2 have no further liability or obligation pursuant to the limited partnership agreements of the Operating Partnership or CWI 2 OP, LP, respectively.
Immediately following the Redemption, the existing advisory agreements, as amended, between CWI 1 or CWI 2 (as applicable) and the Advisor, and the existing sub‑advisory agreements, as amended, between the Advisor and the Subadvisor or the CWI 2 Subadvisor (as applicable), were automatically terminated. The secured credit facilities entered into by the Operating Partnership or CWI 2 OP, LP (as applicable) as borrower, and CWI 1 or CWI 2 (as applicable) as guarantor, with WPC as lender, each matured at the time of the expiration of such existing advisory agreements and the applicable loan agreements and loan documents were terminated. Neither CWI 1 nor CWI 2 had any outstanding obligations under the respective facilities.

Disposition Activity

On June 8, 2020, the Combined Company sold its 100% ownership interest in the Hutton Hotel Nashville to an unaffiliated third-party for a contractual sales price of $70.0 million, with net proceeds of approximately $26.8 million after the repayment of the related mortgage loan.

COVID-19

The ongoing effects of the COVID-19 pandemic on our operations continue to have a material adverse impact on our financial results. Given the impact to lodging demand, we continue to take actions to help mitigate the effects of the COVID-19 pandemic on our operating results and to preserve liquidity. See Note 1 for further details regarding managements plans and liquidity.

CWI 1 2019 Financial Statements – 37

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. Management’s Discussion and Analysis of Financial Condition and Results of Operations also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results.

Business Overview

At December 31, 2019, we were a publicly owned, non-traded REIT that invested in, managed and sought to enhance the value of, interests in lodging and lodging-related properties. We have fully invested the proceeds from our initial public offering and follow-on offering in a diversified lodging portfolio, including full-service, select-service and resort hotels. Our results of operations are significantly impacted by seasonality and by hotel renovations. We have invested in hotels and then initiated significant renovations at certain hotels. Generally, during the renovation period, a portion of total rooms are unavailable and hotel operations are often disrupted, negatively impacting our results of operations.

Significant Developments

Merger with CWI 2

On April 13, 2020, we completed the Merger of Merger Sub, a direct, wholly owned subsidiary of CWI 2, with and into CWI 1 in an all-stock transaction. After giving effect to the Merger, CWI 1 became a wholly owned subsidiary of CWI 2. The Combined Company has been renamed Watermark Lodging Trust, Inc.

Immediately following the effective time of the Merger, the Combined Company completed an internalization transaction with our Advisor and Subadvisor, as a result of which the Combined Company became self-managed.

See Note 15 for a further description of the Merger and related transactions.

COVID-19 Pandemic

As of the date of this Report, 24 of the Combined Company’s hotels are operating at significantly reduced levels of occupancy, staffing, and expenses and operations at its remaining 8 hotels are fully suspended. While the Combined Company has seen improving demand at some of its properties as states and cities across the United States have loosened stay-at-home restrictions, the Combined Company expects the recovery to occur unevenly across its portfolio, with hotels that cater to business travel recovering more slowly than resort properties. Given the uncertainty as to the ultimate severity and duration of the COVID‑19 outbreak and its effects, and the potential for its recurrence, the Combined Company cannot estimate with reasonable certainty the impact on its business, financial condition or near- or long-term financial or operational results.

The Combined Company has taken various actions to help mitigate the effects of the COVID-19 pandemic on its operational results and to preserve its liquidity at both the operational level and corporate level, including:

•
Significantly reducing hotel operating costs: the Combined Company suspended all operations at 17 hotels and significantly reduced operations at the remaining hotels, primarily by reducing staffing, furloughing employees, eliminating non-essential amenities and services and closing several floors and beverage outlets. One of these hotels reopened in May and eight hotels reopened in June, through the date of this Report, in response to demand or lessening of government regulations;

•	Working with the Combined Company’s lenders on debt forbearance plans;

•	Suspending distributions on, and redemptions of, the Combined Company’s common stock, subject to limited exceptions to date;

•	Actively pursuing certain asset sales and other potential capital-raising transactions;

•	Significantly reducing the Combined Company’s planned renovation activity by either canceling or deferring this activity to future periods, other than completing projects that are near completion;

•
Using a portion of the Combined Company’s furniture, fixtures and equipment reserves accounts, to the extent permitted by its lenders, for expenses at its properties, as well as temporarily suspending required contributions to the furniture, fixture and equipment replacement reserves at certain of its hotels; and

•	Reducing the cash compensation payable to the Combined Company’s senior management and board of directors

CWI 1 2019 Financial Statements – 38

The Combined Company is actively working with its lenders on debt forbearance plans. The Combined Company has sought relief from all of its lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants. As of the date of this Report, the Combined Company has executed loan modifications on 18 of our 32 non-recourse mortgage loans.

The Combined Company is actively seeking to raise capital through a variety of strategies. The Combined Company is actively marketing certain assets for sale and have identified additional assets that could be sold if needed and it may choose to turn over one or more hotels back to the related mortgage lender. The Combined Company is actively exploring strategic financing transactions, which may include the issuance of additional preferred and/or common stock and/or the incurrence of additional indebtedness.

Disposition Activity

On June 8, 2020, the Combined Company sold its 100% ownership interest in the Hutton Hotel Nashville to an unaffiliated third-party for a contractual sales price of $70.0 million, with net proceeds of approximately $26.8 million after the repayment of the related mortgage loan.

Distributions

On March 18, 2020, CWI 1 announced that, in light of the impact that the COVID-19 outbreak has had on our business, and the uncertainty as to the ultimate severity and duration of the outbreak and its effects, we would not pay distributions on our common stock in respect of the quarter ended March 31, 2020, in order to enable us to retain cash and preserve financial flexibility. Distributions in respect of future quarters will be evaluated by the Combined Company’s board of directors based on circumstances and expectations existing at the time of consideration. The current suspension of the Combined Company’s redemption program will remain in effect, other than in the case of special circumstances redemptions, until the board determines to lift the suspension.

Disposition Activity

On September 17, 2019, we sold our 100% ownership interest in the Courtyard San Diego Mission Valley to an unaffiliated third party for a contractual sales price of $79.0 million, with net proceeds after the repayment of the related mortgage loan of approximately $33.6 million, including the release of $1.4 million of restricted cash. We recognized a gain on sale of $5.9 million and a loss on extinguishment of debt of $0.3 million during the year ended December 31, 2019 in connection with this transaction.

On October 9, 2019, the Hilton Garden Inn New Orleans French Quarter/CBD venture sold the hotel to an unaffiliated third party for a contractual sales price of $26.0 million, with net proceeds after the repayment of the related mortgage loan of approximately $11.4 million, including the release of $1.1 million of restricted cash. We owned an 88% controlling ownership interest in the venture. We recognized a gain on sale of $10.1 million and a loss on extinguishment of debt of $0.5 million during the year ended December 31, 2019 in connection with this transaction.

On November 21, 2019, we sold our 100% ownership interest in the Hampton Inn & Suites/Homewood Suites Denver Downtown Convention Center to an unaffiliated third party for a contractual sales price of $85.5 million with net proceeds after the repayment of the related mortgage loan of approximately $34.1 million, including the release of $3.1 million of restricted cash. We recognized a gain on sale of $14.9 million and a loss on extinguishment of debt of $1.8 million during the year ended December 31, 2019 in connection with this transaction.

WPC Credit Facility

During the fourth quarter of 2019, we repaid the remaining $35.0 million balance that was outstanding under the Bridge Loan. Additionally, the maturity date of the Working Capital Facility was extended to the closing date of the Merger. No balance was outstanding under either the Bridge Loan or Working Capital Facility at December 31, 2019.

CWI 1 2019 Financial Statements – 39

Financial and Operating Highlights

(Dollars in thousands, except ADR and RevPAR)

	Years Ended December 31,
	2019	2018
Hotel revenues (a)	$611,063	$613,887
Net (loss) income attributable to CWI stockholders	(10,898)	8,056

Cash distributions paid	80,260	79,045

Net cash provided by operating activities	78,186	82,856
Net cash provided by investing activities	166,816	112,627
Net cash used in financing activities	(240,828)	(206,729)

Supplemental financial measures: (b)
FFO attributable to CWI stockholders	46,494	60,881
MFFO attributable to CWI stockholders	61,783	67,563

Consolidated Hotel Operating Statistics
Occupancy	74.3%	76.2%
ADR	$234.36	$227.31
RevPAR	174.10	173.19
___________

(a)
Hotel revenues include business interruption income of $4.3 million and $23.6 million recognized during the years ended December 31, 2019 and 2018, respectively, primarily resulting from lost revenue related to Hurricane Irma.

(b)
We consider funds from operations (“FFO”) and Modified funds from operations (“MFFO”), which are non-GAAP measures (“non-GAAP measures”), to be important measures in the evaluation of our results of operations and capital resources. We evaluate our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objective of funding distributions to stockholders. See Supplemental Financial Measures below for our definitions of these non-GAAP measures and reconciliations to their most directly comparable GAAP measures.

The comparison of our results period over period is influenced by both the number and size of the hotels consolidated in each of the respective periods. At December 31, 2019, we owned 20 Consolidated Hotels, compared to 23 Consolidated Hotels at December 31, 2018.

CWI 1 2019 Financial Statements – 40

Portfolio Overview

The following table sets forth certain information for each of our Consolidated Hotels and our Unconsolidated Hotels at December 31, 2019:

Hotels	State	Number of Rooms	% Owned	Acquisition Date	Hotel Type
Consolidated Hotels
2012 Acquisitions
Lake Arrowhead Resort and Spa	CA	173	97%	7/9/2012	Resort
2013 Acquisitions
Courtyard Pittsburgh Shadyside	PA	132	100%	3/12/2013	Select-service
Hutton Hotel Nashville	TN	250	100%	5/29/2013	Full-service
Holiday Inn Manhattan 6th Avenue Chelsea	NY	226	100%	6/6/2013	Full-service
Fairmont Sonoma Mission Inn & Spa	CA	226	100%	7/10/2013	Resort
Marriott Raleigh City Center	NC	401	100%	8/13/2013	Full-service
Hawks Cay Resort (a)	FL	427	100%	10/23/2013	Resort
Renaissance Chicago Downtown	IL	560	100%	12/20/2013	Full-service
2014 Acquisitions
Hyatt Place Austin Downtown	TX	296	100%	4/1/2014	Select-service
Courtyard Times Square West	NY	224	100%	5/27/2014	Select-service
Sheraton Austin Hotel at the Capitol	TX	367	80%	5/28/2014	Full-service
Sanderling Resort	NC	128	100%	10/28/2014	Resort
Marriott Kansas City Country Club Plaza	MO	295	100%	11/18/2014	Full-service
2015 Acquisitions
Westin Minneapolis	MN	214	100%	2/12/2015	Full-service
Westin Pasadena	CA	350	100%	3/19/2015	Full-service
Hilton Garden Inn/Homewood Suites Atlanta Midtown	GA	228	100%	4/29/2015	Select-service
Ritz-Carlton Key Biscayne (b)	FL	443	47%	5/29/2015	Resort
Ritz-Carlton Fort Lauderdale (c)	FL	198	70%	6/30/2015	Resort
Le Méridien Dallas, The Stoneleigh	TX	176	100%	11/20/2015	Full-service
2016 Acquisition
Equinox, a Luxury Collection Golf Resort & Spa	VT	199	100%	2/17/2016	Resort
		5,513
Unconsolidated Hotels
Hyatt Centric New Orleans French Quarter	LA	254	80%	9/6/2011	Full-service
Marriott Sawgrass Golf Resort & Spa (d)	FL	514	50%	4/1/2015	Resort
Ritz-Carlton Philadelphia	PA	301	60%	5/15/2015	Full-service
Ritz-Carlton Bacara, Santa Barbara (e)	CA	358	40%	9/28/2017	Resort
		1,427
___________

(a)	Includes 250 privately owned villas that participate in the villa/condo rental program at December 31, 2019, of which only 245 were available for rent as a result of damage caused by Hurricane Irma.

(b)	CWI 2 owns an interest of approximately 19% in this venture. Also, the number of rooms presented includes 141 condo-hotel units that participate in the villa/condo rental program at December 31, 2019.

(c)	Includes 32 condo-hotel units that participate in the villa/condo rental program at December 31, 2019.

(d)	The remaining 50% interest in this venture is owned by CWI 2.

(e)	This investment represents a tenancy-in-common interest; the remaining 60% interest is owned by CWI 2.

CWI 1 2019 Financial Statements – 41

Results of Operations

We evaluate our results of operations with a primary focus on our ability to generate cash flow necessary to meet our objectives of funding distributions to stockholders and increasing the value of our real estate investments. As a result, our assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income or loss for comparable periods but have no impact on cash flows, and to other non-cash charges, such as depreciation and impairment charges.

In addition, we use other information that may not be financial in nature, including statistical information to evaluate the operating performance of our business, such as occupancy rate, average daily rate (“ADR”) and revenue per available room (“RevPAR”). Occupancy rate, ADR and RevPAR are commonly used measures within the hotel industry to evaluate operating performance. RevPAR, which is calculated as the product of ADR and occupancy rate, is an important statistic for monitoring operating performance at our hotels. Our occupancy rate, ADR and RevPAR performance may be impacted by macroeconomic factors such as U.S. economic conditions, regional and local employment growth, personal income and corporate earnings, business relocation decisions, business and leisure travel, new hotel construction and the pricing strategies of competitors.

The comparability of our results year over year are impacted by, among other factors, the timing of acquisition and/or disposition activity and the timing of any renovation-related activity, including the restoration of certain hotels due to the impact of Hurricane Irma.

The following table presents our comparative results of operations (in thousands):

	Years Ended December 31,
	2019	2018	Change
Hotel Revenues	$611,063	$613,887	$(2,824)

Hotel Operating Expenses	540,814	531,212	9,602

Asset management fees to affiliate and other expenses	14,589	15,294	(705)
Corporate general and administrative expenses	12,202	11,602	600
Transaction costs	2,783	—	2,769
Loss (gain) on hurricane-related property damage	372	(1,340)	1,712
Total Expenses	570,760	556,768	13,978
Operating income before net gain on sale of real estate	40,303	57,119	(16,816)
Net gain on sale of real estate	30,918	31,260	(342)
Operating Income	71,221	88,379	(17,158)
Interest expense	(65,861)	(66,597)	736
Net loss on extinguishment of debt (Note 9)	(2,711)	(511)	(1,373)
Equity in losses of equity method investments in real estate, net	(1,018)	(1,315)	297
Other income	790	665	125
Income before income taxes	2,421	20,621	(18,200)
Provision for income taxes	(3,152)	(4,877)	1,725
Net (Loss) Income	(731)	15,744	(16,475)
Income attributable to noncontrolling interests	(10,167)	(7,688)	(2,479)
Net (Loss) Income Attributable to CWI Stockholders	$(10,898)	$8,056	$(18,954)
Supplemental financial measure:(a)
MFFO Attributable to CWI Stockholders	$61,783	$67,563	$(5,780)
___________

CWI 1 2019 Financial Statements – 42

(a)
We consider MFFO, a non-GAAP measure, to be an important metric in the evaluation of our results of operations and capital resources. We evaluate our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objective of funding distributions to stockholders. See Supplemental Financial Measures below for our definition of non-GAAP measures and reconciliations to their most directly comparable GAAP measures.

Our Same Store Hotels are comprised of all of our Consolidated Hotels as of December 31, 2019, excluding the results for the Hawks Cay Resort, which was closed during portions of 2018 due to damage from Hurricane Irma.

The following table sets forth the average occupancy rate, ADR and RevPAR of our Consolidated Hotels for the years ended December 31, 2019 and 2018 for our Same Store Hotels.

	Years Ended December 31,
Same Store Hotels	2019	2018
Occupancy Rate	74.1%	75.3%
ADR	$237.46	$240.20
RevPAR	175.98	180.89

Hotel Revenues

2019 vs. 2018 — For the year ended December 31, 2019 as compared to 2018, hotel revenues decreased by $2.8 million, comprised of: a decrease in revenue as a result of dispositions totaling $14.0 million and a decrease in revenue from our Same Store Hotels totaling $9.9 million, partially offset by an increase in revenue from the Hawks Cay Resort of $21.1 million (representing the net impact to revenue after the recognition of business interruption income). The net decrease in revenue from our Same Store Hotels is primarily due to the impact of renovation-related disruption at certain hotels, most notably at the Ritz-Carlton Key Biscayne and Ritz-Carlton Fort Lauderdale.

Hotel Operating Expenses

2019 vs. 2018 — For the year ended December 31, 2019 as compared to 2018, aggregate hotel operating expenses increased by $9.6 million, comprised of: an increase in expenses from the Hawks Cay Resort of $23.7 million, partially offset by a decrease in expenses as a result of dispositions totaling $10.5 million and a net decrease in expenses from our Same Store Hotels of $3.6 million. The net decrease in expenses from our Same Store Hotels was largely attributable to the impact of renovation-related disruption at certain hotels and is in line with the changes in revenue discussed above.

Transaction Costs

During the year ended December 31, 2019, transactions costs were $2.8 million and represented legal, accounting, financial advisory and other transaction costs related to the Merger with CWI 2 and related transactions.

Loss (Gain) on Hurricane-Related Property Damage

2019 — During the years ended December 31, 2019 and 2018, we recognized a loss on hurricane-related property damage of $0.4 million and a gain on hurricane-related property damage of $1.3 million, respectively.

We and CWI 2 maintain insurance on all of our hotels, with an aggregate policy limit of $500.0 million for both property damage and business interruption. Our insurance policies are subject to various terms and conditions, including property damage and business interruption deductibles on each hotel, which range from 2.0% to 5.0% of the insured value. We currently estimate our aggregate casualty insurance claim for our Consolidated Hotels related to Hurricane Irma to be in the range of $60.0 million to $70.0 million (which includes estimated clean up, repair and rebuilding costs) and our aggregate business interruption insurance claim to be in the range of $25.0 million to $35.0 million. We currently estimate the collective casualty insurance claim for us and CWI 2 combined to be in the range of $70.0 million to $80.0 million and the collective business interruption insurance claim to be in the range of $25.0 million to $35.0 million. As the restoration work continues to be performed, the estimated total costs will change. We believe that we maintain adequate insurance coverage on our hotels and are working closely with the insurance carriers and claims adjuster to obtain the maximum amount of insurance recovery provided under the policies. However, we can give no assurances as to the amounts of such claims, the timing of payments or the ultimate resolution of the claims.

CWI 1 2019 Financial Statements – 43

We experienced a reduction in revenues as a result of Hurricane Irma. Our business interruption insurance covers lost revenue through the period of property restoration and for up to 12 months after the hotels are back to full operations. We have retained consultants to assess our business interruption claims and are currently reviewing our losses with our insurance carriers. We recorded $4.3 million and $21.0 million of revenue for covered business interruption related to Hurricane Irma during the years ended December 31, 2019 and 2018. We record revenue for covered business interruption when both the recovery is probable and contingencies have been resolved with the insurance carriers.

Net Gain on Sale of Real Estate

2019 — During the year ended December 31, 2019, we recognized a net gain on sale of real estate of $30.9 million, comprised of (i) a gain of $5.9 million related to the sale of our 100% ownership interest in the Courtyard San Diego Mission Valley to an unaffiliated third party for a contractual sales price of $79.0 million in September 2019, (ii) a gain of $10.1 million related to the sale of the hotel by the Hilton Garden Inn New Orleans French Quarter/CBD venture to an unaffiliated third party for a contractual sales price totaling $26.0 million in October 2019 and (iii) a gain of $14.9 million related to the sale of our 100% ownership in the Hampton Inn & Suites/Homewood Suites Denver Downtown Convention Center to an unaffiliated third party for a contractual sales price of $85.5 million in November 2019 (Note 4).

2018 — During the year ended December 31, 2018, we recognized a net gain on sale of real estate of $31.3 million, comprised of (i) a gain of $12.3 million related to the sale of our 100% ownership interest in the Marriott Boca Raton at Boca Center to an unaffiliated third party for a contractual sales price of $76.0 million in January 2018, (ii) an aggregate gain of $19.6 million related to the sale of our 100% ownership interests in the Hampton Inn Memphis Beale Street and Hampton Inn Atlanta Downtown to an unaffiliated third party for a contractual sales price totaling $63.0 million in February 2018 and (iii) a loss of $0.7 million related to the sale of our 100% ownership in the Staybridge Savannah Historic District to an unaffiliated third party for a contractual sales price of $22.0 million in September 2018 (Note 4).

Net Loss on Extinguishment of Debt

2019 — During the year ended December 31, 2019, we recognized a net loss on extinguishment of debt of $2.7 million. During the second quarter of 2019, we refinanced the mortgage loan related to the Sheraton Austin at the Capitol and during the third and fourth quarters of 2019, we extinguished the mortgage loans on the Courtyard San Diego Mission Valley, Hilton Garden Inn New Orleans French Quarter/CBD and the Hampton Inn & Suites/Homewood Suites Denver Downtown Convention Center in connection with the dispositions of the hotels.

2018 — During the year ended December 31, 2018, we recognized a net loss on extinguishment of debt of $0.5 million. During the third quarter of 2018, we defeased the mortgage loan related to the Staybridge Suites Savannah Historic District in connection with the disposition of the hotel (Note 4), and during the second quarter of 2018, we refinanced senior mortgage and mezzanine loans related to the Ritz-Carlton Fort Lauderdale (Note 9).

Equity in (Losses) Earnings of Equity Method Investments in Real Estate, Net

Equity in (losses) earnings of equity method investments in real estate, net represents earnings from our equity investments in Unconsolidated Hotels recognized in accordance with each investment agreement and based upon the allocation of the investment’s net assets at book value as if the investment were hypothetically liquidated at the end of each reporting period (Note 5). We are required to periodically compare an investment’s carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds the estimated fair value and is determined to be other than temporary. No other-than-temporary impairment charges were recognized during the years ended December 31, 2019 or 2018.

CWI 1 2019 Financial Statements – 44

The following table sets forth our share of equity in (losses) earnings from our Unconsolidated Hotels, which are based on the HLBV method, as well as certain amortization adjustments related to basis differentials from acquisitions of investments (in thousands):

	Years Ended December 31,
	2019	2018
Ritz-Carlton Bacara, Santa Barbara (a)	$(3,947)	$(4,879)
Marriott Sawgrass Golf Resort & Spa Venture	2,305	1,971
Hyatt Centric French Quarter Venture (b)	1,137	2,072
Ritz-Carlton Philadelphia Venture	(513)	(985)
Westin Atlanta Venture (d)	—	506
Total equity in (losses) of equity method investments in real estate, net	$(1,018)	$(1,315)
___________

(a)
The decrease in our share of equity in (losses) from the venture for the year ended December 31, 2019 as compared to the same period in 2018 reflects an improvement in the operating results of the venture.

(b)
The decrease in our share of equity in earnings from the venture for the year ended December 31, 2019 as compared to the same period in 2018 was primarily a result of a decrease in distributions to us by the venture, largely as a result of a decline in the performance of the hotel.

(c)
On October 19, 2017, the venture sold the Westin Atlanta Perimeter North to an unaffiliated third-party. Our share of equity in earnings during the year ended December 31, 2018 was the result of additional cash distributions received in 2018 in connection with the disposition.

(Income) Loss Attributable to Noncontrolling Interests

The following table sets forth our (income) loss attributable to noncontrolling interests (in thousands):

	Years Ended December 31,
Venture	2019	2018
Hilton Garden Inn New Orleans French Quarter/CBD Venture (a)	$(2,171)	$—
Ritz-Carlton Key Biscayne Venture (b)	(1,142)	(1,919)
Ritz-Carlton Fort Lauderdale Venture (c)	699	(3)
Sheraton Austin Hotel at the Capitol Venture	(458)	(624)
Operating Partnership — Available Cash Distribution (Note 3)	(7,095)	(5,142)
	$(10,167)	$(7,688)
___________

(a)
On October 9, 2019, the Hilton Garden Inn New Orleans French Quarter/CBD venture sold the hotel to an unaffiliated third party. The income attributable to noncontrolling interests for the year ended December 31, 2019 is primarily the result of the distribution of $1.5 million of dispositions proceeds and $0.6 million of refinancing proceeds to our joint venture partner during 2019.

(b)
The decrease in income attributable to noncontrolling interests for the year ended December 31, 2019 as compared to the same period in 2018 is primarily the result of renovation-related disruption experienced at the hotel during 2019.

(c)
The change in loss (income) attributable to noncontrolling interests for the year ended December 31, 2019 as compared to the same period in 2018 is primarily the result of renovation-related disruption experienced at the hotel during 2019.

Modified Funds from Operations

MFFO is a non-GAAP measure we use to evaluate our business. For a definition of MFFO and a reconciliation to net income or loss attributable to CWI stockholders, see Supplemental Financial Measures below.

2019 vs. 2018 — For the year ended December 31, 2019 as compared to 2018, MFFO decreased by $5.8 million, primarily as a result of a net decrease in income from hotel operations, including the impact from our disposition activity, as well as an increase in the Available Cash Distribution when compared to 2018.

CWI 1 2019 Financial Statements – 45

Liquidity and Capital Resources

The Combined Company’s principal demands for funds will be for the payment of operating expenses, interest and principal on current and future indebtedness and distributions to stockholders. Liquidity is affected adversely by unanticipated costs and greater-than-anticipated operating expenses. The Combined Company expects to meet its long-term liquidity requirements from cash generated from operations. To the extent that these funds are insufficient to satisfy the Combined Company’s cash flow requirements, additional funds may be provided from asset sales, long- and/or short-term borrowings (as discussed further below), the issuance of additional preferred and/or common stock and proceeds from mortgage financings or refinancings.

Due to the COVID-19 pandemic and as a result of numerous government mandates, health official mandates and significantly reduced demand, as of the date of this Report, the Combined Company has fully suspended operations at 8 of our 32 hotel properties and has limited operations at the remaining 24 hotel properties. Significant events affecting travel, including the COVID-19 pandemic, typically have an impact on booking patterns, with the full extent of the impact generally determined by the duration of the event and its impact on travel decisions. The Combined Company believes the ongoing effects of the COVID-19 pandemic on its operations has had, and will continue to have, a material adverse impact on its financial results and liquidity, and such adverse impact may continue well beyond the containment of such outbreak.

The Combined Company has taken various actions to help mitigate the effects of the COVID-19 pandemic on its operational results and to preserve its liquidity at both the operational and corporate level, including among others: reducing capital expenditures and reducing operating expenses, suspending paying distributions on the Combined Company’s common stock and maintaining the suspension of its redemption program, and temporarily suspending required contributions to the furniture, fixture and equipment replacement reserve at certain of our hotels.

The Combined Company is actively working with its lenders on debt forbearance plans. The Combined Company has sought relief from all of its lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants. As of the date of this Report, the Combined Company has executed loan modifications on 18 of our 32 mortgage loans, aggregating $1.3 billion of indebtedness, under which interest and principal payments have been temporarily deferred and/or temporary covenant relief has been granted, including four loans for which we were not in compliance with certain financial covenants as of March 31, 2020. In addition, at March 31, 2020, we and CWI 2, collectively, were not in compliance with certain financial covenants under four mortgage loans, aggregating $167.8 million of indebtedness, and as a result entered into cash management agreements with the lender. The Combined Company has determined that it is likely to be unable to satisfy certain covenants in the future on most, if not all, of our mortgage loans depending on the length of the pandemic, and is planning to seek additional relief from our lenders. If the Combined Company is unable to repay, refinance or extend maturing mortgage loans, or if we breach a covenant and do not get a waiver from the applicable lenders, the lenders may declare events of default and seek to foreclose on the underlying hotels. The Combined Company may choose to turn over one or more hotels back to the related mortgage lender. Even if the Combined Company is able to obtain payment or covenant relief, it may incur increased costs and increased interest rates and may agree to additional restrictive covenants and other lender protections related to the mortgage loans.

The Combined Company is actively seeking to raise capital through a variety of strategies. The Combined Company is actively marketing certain assets for sale and has identified additional assets that could be sold if needed. The Combined Company is actively exploring strategic financing transactions, which may include the issuance of additional preferred and/or common stock and/or the incurrence of additional indebtedness.

Sources and Uses of Cash During the Year

We have fully invested the proceeds from both our initial public offering and follow-on offering. We use the cash flow generated from hotel operations to meet our normal recurring operating expenses, service debt and fund distributions to our shareholders. Our cash flows fluctuate from period to period due to a number of factors, including the financial and operating performance of our hotels, the timing of purchases or dispositions of hotels, the timing and characterization of distributions from equity method investments in hotels and the seasonality in the demand for our hotels. Also, hotels we invest in may undergo renovations, during which they may experience disruptions, possibly resulting in reduced revenue and operating income. Despite these fluctuations, we believe that we will continue to generate sufficient cash from operations and from our equity method investments to meet our normal recurring short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of mortgage loans, sales of assets or distributions reinvested in our common stock through our distribution reinvestment plan (“DRIP”). We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the period are described below.

CWI 1 2019 Financial Statements – 46

2019

Operating Activities — For the year ended December 31, 2019 as compared to 2018, net cash provided by operating activities decreased by $4.7 million. The year ended December 31, 2019 included accrued interest payments totaling $3.4 million made as part of the pay down of the WPC Credit Facility as well as transaction costs paid in connection with the Merger and related transactions totaling $2.3 million.

Investing Activities — Net cash provided by investing activities for the year ended December 31, 2019 was $166.8 million, primarily as a result of:

•
aggregate proceeds of $186.0 million from the sale of three properties, comprised of (i) $83.3 million of proceeds received from the sale of the Hampton Inn & Suites/Homewood Suites Denver Downtown Convention Center, (ii) $77.4 million of total proceeds received from the sale of the Courtyard San Diego Mission Valley, and (iii) $25.2 million of proceeds received from the sale of the hotel by the Hilton Garden Inn New Orleans French Quarter/CBD venture (Note 4);

•	$12.8 million of property insurance proceeds received related to Hurricane Irma; and

•	distributions received from equity investments in excess of cumulative equity income totaling $11.8 million.

The amounts above were partially offset by the funding of $37.2 million of capital expenditures for our Consolidated Hotels.

Financing Activities — Net cash used in financing activities for the year ended December 31, 2019 was $240.8 million, primarily as a result of:

•	payments of mortgage financing totaling $207.1 million, including the refinancing of two loans totaling $77.0 million and payments resulting from dispositions totaling $111.0 million;

•	cash distributions paid to stockholders aggregating $80.3 million;

•	repayments towards the WPC Credit Facility totaling $46.6 million;

•	redemptions of our common stock pursuant to our redemption plan totaling $22.8 million; and

•	distributions to noncontrolling interests totaling $13.2 million.

The amounts above were partially offset by proceeds of $86.8 million (primarily from the refinancing of the Sheraton Austin at the Capitol loan) and the reinvestment of distributions in shares of our common stock through our DRIP totaling $42.9 million.

2018

Operating Activities — For the year ended December 31, 2018 as compared to 2017, net cash provided by operating activities decreased by $37.1 million, primarily attributable to a decrease in the total distribution of earnings received from our equity method investments of $18.6 million (which was largely the result of the sale of the Westin Atlanta Perimeter North) and an increase to funds spent on remediation work that resulted from hurricane and fire related damage at certain of our hotels of $8.5 million during 2018 as compared to 2017.

Investing Activities — Net cash provided by investing activities for the year ended December 31, 2018 was $112.6 million, primarily as a result of:

•
aggregate proceeds of $156.6 million from the sale of four properties, comprised of (i) $73.5 million of proceeds received from the sale of the Marriott Boca Raton at Boca Center, (ii) $61.8 million of total proceeds received from the sale of the Hampton Inn Memphis Beale Street and Hampton Inn Atlanta Downtown, and (iii) $21.3 million of proceeds received from the sale of the Staybridge Suites Savannah Historic District (Note 4);

•	$15.6 million of insurance proceeds received primarily related to damage sustained as a result of Hurricane Irma at the Hawks Cay Resort; and

•	distributions received from equity investments in excess of cumulative equity income totaling $14.2 million.

The amounts above were partially offset by the funding of $73.4 million of capital expenditures for our Consolidated Hotels.

CWI 1 2019 Financial Statements – 47

Financing Activities — Net cash used in financing activities for the year ended December 31, 2018 was $206.7 million, primarily as a result of:

•
scheduled payments and prepayments of mortgage financing totaling $170.4 million, including prepayments totaling $156.3 million in connection with the hotels sold during 2018 and the refinancing of two loans related to the Ritz-Carlton Fort Lauderdale during the second quarter of 2018;

•	cash distributions paid to stockholders aggregating $79.0 million;

•	repayments towards the WPC Credit Facility totaling $37.0 million; and

•	redemptions of our common stock pursuant to our redemption plan totaling $37.3 million.

The amounts above were partially offset by proceeds of $75.3 million from the refinancing of the two Ritz-Carlton Fort Lauderdale loans, the reinvestment of distributions in shares of our common stock through our DRIP totaling $43.9 million, and borrowings under the WPC Credit Facility of $10.0 million.

Distributions

Our current objectives are to generate sufficient cash flow over time to provide stockholders with distributions and to manage a portfolio of investments with potential for capital appreciation throughout varying economic cycles. For the year ended December 31, 2019, we paid distributions to stockholders totaling $80.3 million, which were comprised of cash distributions of $37.4 million and distributions that were reinvested in shares of our common stock by stockholders through our DRIP of $42.9 million. From inception through December 31, 2019, we declared distributions, excluding distributions paid in shares of our common stock, to stockholders totaling $462.0 million, which were comprised of cash distributions of $194.8 million and $267.2 million of distributions that were reinvested by stockholders in shares of our common stock pursuant to our DRIP.

We believe that FFO, a non-GAAP measure, is an appropriate metric to evaluate our ability to fund distributions to stockholders. For a discussion of FFO, see Supplemental Financial Measures below. Over the life of our company, the regular quarterly cash distributions we pay are expected to be principally sourced from our FFO or our Cash flow from operations. However, we have funded a portion of our cash distributions to date using net proceeds from our public offerings and there can be no assurance that our FFO or our Cash flow from operations will be sufficient to cover our future distributions.  Our distribution coverage using FFO and Cash flow from operations was approximately 58% and 97%, respectively, of total distributions declared for the year ended December 31, 2019, with the balance funded with proceeds from other sources of cash, such as financings, borrowings or the sale of assets.

Redemptions

We maintain a quarterly redemption program pursuant to which we may, at the discretion of our board of directors, redeem shares of our common stock from stockholders seeking liquidity. During the year ended December 31, 2019, we redeemed 2,305,152 shares of our common stock pursuant to our redemption plan, comprised of 513 redemptions requests at an average price per share of $9.89. As of the date of this Report, we have fulfilled all of the valid redemption requests that we received during the year ended December 31, 2019. We funded all share redemptions during the year ended December 31, 2019 with proceeds from the sale of shares of our common stock pursuant to our DRIP.

CWI 1 2019 Financial Statements – 48

Summary of Financing

The table below summarizes our non-recourse debt, net and WPC Credit Facility (dollars in thousands):

	December 31,
	2019	2018
Carrying Value
Fixed rate (a)	$884,849	$1,026,451
Variable rate:
WPC Credit Facility — Bridge Loan (Note 3)	—	40,802
WPC Credit Facility — Working Capital Facility (Note 3)	—	835
Non-recourse debt (a):
Amount subject to interest rate cap	306,918	285,067
Amount subject to floating interest rate	14,300	14,496
	321,218	341,200
	$1,206,067	$1,367,651
Percent of Total Debt
Fixed rate	73%	75%
Variable rate	27%	25%
	100%	100%
Weighted-Average Interest Rate at End of Year
Fixed rate	4.4%	4.3%
Variable rate (b)	5.0%	5.3%
___________

(a)	Aggregate debt balance includes deferred financing costs totaling $6.0 million and $6.6 million as of December 31, 2019 and 2018, respectively.

(b)	The impact of our derivative instruments (Note 8) is reflected in the weighted-average interest rates.

Covenants

Pursuant to our mortgage loan agreements, our consolidated subsidiaries are subject to various operational and financial covenants, including minimum debt service coverage and debt yield ratios. Most of our mortgage loan agreements contain “lock-box” provisions, which permit the lender to access or sweep a hotel’s excess cash flow and could be triggered by the lender under limited circumstances, including the failure to maintain minimum debt service coverage ratios. If a lender requires that we enter into a cash management agreement, we would generally be permitted to spend an amount equal to our budgeted hotel operating expenses, taxes, insurance and capital expenditure reserves for the relevant hotel. The lender would then hold all excess cash flow after the payment of debt service in an escrow account until certain performance hurdles are met. Except as discussed below, at December 31, 2019, we were in compliance with the applicable covenants for each of our mortgage loans.

At March 31, 2018, the minimum debt service coverage ratio for the Courtyard Pittsburgh Shadyside was not met; this ratio was still not met as of December 31, 2019 and a cash management agreement remained in effect.

At September 30, 2018, the minimum debt service coverage ratio for the Westin Minneapolis was not met; this ratio was still not met as of December 31, 2019 and a cash management agreement remained in effect.

At September 30, 2018, the minimum debt service coverage ratio for the Equinox was not met; this ratio was still not met as of December 31, 2019 and a cash management agreement remained in effect.

At December 31, 2018, the minimum debt yield ratio for the Sanderling Resort was not met; therefore, in May 2019, the loan began to amortize in an amount equal to the original loan amount over a 25-year period and will continue to amortize until such time as the minimum debt yield ratio is met. As of December 31, 2019, this ratio was still not met.

CWI 1 2019 Financial Statements – 49

At September 30, 2019, the minimum debt service coverage ratio for the Holiday Inn Manhattan 6th Avenue Chelsea was not met; this ratio was still not met as of December 31, 2019 and a cash management agreement remained in effect.

At December 31, 2019, the minimum debt service coverage ratio for the Courtyard Times Square West was not met.

Cash Resources

At December 31, 2019, our cash resources consisted of cash totaling $70.6 million, of which $23.5 million was designated as hotel operating cash. We also had the $25.0 million Working Capital Facility, all of which was available to be drawn at December 31, 2019, with its maturity the date of the closing of the Merger. Our cash resources can be used for working capital needs, debt service and other commitments, such as the renovation commitments noted below.

Cash Requirements

During the next 12 months from the date of this Report, we expect that the cash requirements of the Combined Company will include making scheduled mortgage loan principal payments, including scheduled balloon payments of $490.7 million on 11 mortgage loans and funding operating shortfalls at our hotels, as well as other normal recurring operating expenses.

We believe the ongoing effects of the COVID-19 pandemic on our operations have had, and will continue to have a material adverse impact on our financial results and liquidity, and such adverse impact may continue well beyond the containment of such outbreak. To the extent available, we expect to use cash generated from operations to fund a portion of these requirements. We are actively working with our lenders on debt forbearance plans. We have sought relief from all of our lenders to defer interest and principal payments and temporarily waive the application of certain cash flow covenants, if applicable. The Combined Company has extension options with respect to a portion of our mortgage loans due within the next 12 months; however, there can be no assurance that we will be able to extend each of the mortgage loans. We are actively seeking to raise capital through a variety of strategies. We are actively marketing certain assets for sale and have identified additional assets that could be sold if needed. In addition, we are actively exploring strategic financing transactions, which may include the issuance of additional preferred and/or common stock and/or the incurrence of additional indebtedness. We may choose to turn over one or more hotels back to the related mortgage lender.

We have assessed our current financial condition, including current cash available, forecasted future cash flows and our contractual obligations over the next 12 months, as well as the uncertainty surrounding the ongoing impact the COVID-19 pandemic will have on our operations including the ultimate severity and duration of the outbreak and have determined there is substantial doubt about our ability to continue as a going concern for the next 12 months after the date of this Report. This assessment assumes we do not receive any additional proceeds from assets sales or equity or debt financing transactions.

Capital Expenditures and Reserve Funds

With respect to our hotels that are operated under management or franchise agreements with major international hotel brands and for most of our hotels subject to mortgage loans, we are obligated to maintain furniture, fixtures and equipment reserve accounts for future capital expenditures at these hotels, sufficient to cover the cost of routine improvements and alterations at the hotels. The amount funded into each of these reserve accounts is generally determined pursuant to the management agreements, franchise agreements and/or mortgage loan documents for each of the respective hotels and typically ranges between 3.0% and 5.0% of the respective hotel’s total gross revenue. At December 31, 2019 and 2018, $34.6 million and $37.9 million, respectively, was held in furniture, fixtures and equipment reserve accounts for future capital expenditures.

CWI 1 2019 Financial Statements – 50

Off-Balance Sheet Arrangements and Contractual Obligations

The table below summarizes our debt, off-balance sheet arrangements and other contractual obligations (primarily our capital commitments and lease obligations) at December 31, 2019 and the effect that these arrangements and obligations are expected to have on our liquidity and cash flow in the specified future periods (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Non-recourse debt — Principal (a) (b)	$1,212,084	$143,504	$891,710	$176,870	$—
Interest on borrowings (c)	115,453	54,110	55,825	5,518	—
Operating lease commitments (d)	924,885	5,517	10,853	10,677	897,838
Contractual capital commitments (e)	18,895	7,386	11,509	—	—
	$2,271,317	$210,517	$969,897	$193,065	$897,838
___________

(a)	Excludes deferred financing costs totaling $6.0 million.

(b)
Total Non-recourse debt — Principal due in less than one year includes $126.1 million of scheduled balloon payments on four consolidated mortgage loans. We currently intend to refinance these mortgage loans, although there can be no assurance that we will be able to do so on favorable terms, if at all.

(c)	For variable-rate debt, interest on borrowings is calculated using the swapped or capped interest rate, when in effect.

(d)
At December 31, 2019, this balance primarily related to our commitments on ground leases for two hotels, which expire in 2087 and 2099 and have contractual rent increases throughout their respective terms; therefore, the most significant commitments occur near the conclusion of the leases.

(e)
Capital commitments represent our remaining contractual renovation commitments at our Consolidated Hotels, which does not reflect any remaining renovation work to be undertaken as a result of Hurricane Irma (Note 10).

Supplemental Financial Measures

In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we use FFO and MFFO, which are non-GAAP measures defined by our management. We believe that these measures are useful to investors to consider because they may assist them to better understand and measure the performance of our business over time and against similar companies. A description of FFO and MFFO, and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, are provided below.

FFO and MFFO

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to nor a substitute for net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate, and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly-owned investments. Adjustments for unconsolidated partnerships and jointly-owned investments are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above. However, NAREIT’s definition of FFO does not distinguish between the conventional method of equity accounting and the HLBV method of accounting for unconsolidated partnerships and jointly-owned investments.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical

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accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization, as well as impairment charges of real estate-related assets, provides a more complete understanding of our performance to investors and to management; and when compared year over year, reflects the impact on our operations from trends in occupancy rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income or loss. In particular, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions, which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist. For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the estimated future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. It should be noted, however, that the property’s asset group’s estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. While impairment charges are excluded from the calculation of FFO described above due to the fact that impairments are based on estimated future undiscounted cash flows, it could be difficult to recover any impairment charges. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or loss or in its applicability in evaluating the operating performance of the company. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures FFO and MFFO and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) were put into effect subsequent to the establishment of NAREIT’s definition of FFO. Management believes these cash-settled expenses, such as acquisition fees that are typically accounted for as operating expenses, do not affect our overall long-term operating performance. Publicly registered, non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-traded REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after acquisition activity ceases. Due to the above factors and other unique features of publicly registered, non-traded REITs, the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (“IPA”), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-traded REITs and which we believe to be another appropriate non-GAAP measure to reflect the operating performance of a non-traded REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance now that our offering has been completed and once essentially all of our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-traded REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance, with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. MFFO should only be used to assess the sustainability of a company’s operating performance after a company’s offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on a company’s operating performance during the periods in which properties are acquired.

We define MFFO consistent with the IPA’s Practice Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”), issued by the IPA in November 2010. This Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income or loss, as applicable: acquisition fees and expenses; accretion of discounts and amortization of premiums on debt investments; where applicable, payments of loan principal made by our equity investees accounted for under the HLBV model where such payments reduce our equity in earnings of equity method investments in real estate, nonrecurring impairments of real estate-related investments (i.e., infrequent or unusual, not reasonably likely to recur in the ordinary course

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of business); mark-to-market adjustments included in net income or loss; nonrecurring gains or losses included in net income or loss from the extinguishment or sale of debt, hedges, derivatives or securities holdings, where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for Consolidated and Unconsolidated Hotels, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income or loss in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses that are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition-related expenses, fair value adjustments of derivative financial instruments and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income or loss. These expenses are paid in cash by a company. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income or loss in determining cash flow from operating activities. We account for certain of our equity investments using the HLBV model which is based on distributable cash as defined in the operating agreement.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-traded REITs, which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that MFFO and the adjustments used to calculate it allow us to present our performance in a manner that takes into account certain characteristics unique to non-traded REITs, such as their limited life, defined acquisition period and targeted exit strategy, and is therefore a useful measure for investors. For example, acquisition costs are generally funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income or loss as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry and we would have to adjust our calculation and characterization of FFO and MFFO accordingly.

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FFO and MFFO were as follows (in thousands):

	Years Ended December 31,
	2019	2018
Net (loss) income attributable to CWI stockholders	$(10,898)	$8,056
Adjustments:
Depreciation and amortization of real property	76,966	77,459
Net gain on sale of real estate	(30,918)	(31,260)
Proportionate share of adjustments for partially owned entities — FFO adjustments	11,344	6,626
Total adjustments	57,392	52,825
FFO attributable to CWI stockholders (as defined by NAREIT)	46,494	60,881
Straight-line and other rent adjustments	8,191	6,200
Transaction costs (a)	2,783	—
Net loss on extinguishment of debt	2,711	511
Loss (gain) on hurricane-related property damage (b)	372	(1,340)
Proportionate share of adjustments for partially owned entities — MFFO adjustments	1,232	1,311
Total adjustments	15,289	6,682
MFFO attributable to CWI stockholders	$61,783	$67,563
___________

(a)
Transaction costs for the year ended December 31, 2019 are costs incurred in connection with the Merger and related transactions and included legal, accounting, financial advisory and other transaction costs. We have excluded these costs because of their non-recurring nature. By excluding expensed transaction costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties.

(b)	We excluded the loss (gain) on hurricane-related property damage (which does not include business interruption income) because of its non-recurring nature.

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Quantitative and Qualitative Disclosures About Market Risk.

Market Risk

We currently have limited exposure to financial market risks, including changes in interest rates. We currently have no foreign operations and are not exposed to foreign currency fluctuations.

Interest Rate Risk

The values of our real estate and related fixed-rate debt obligations are subject to fluctuations based on changes in interest rates. The value of our real estate is also subject to fluctuations based on local and regional economic conditions, which may affect our ability to refinance property-level mortgage debt when balloon payments are scheduled, if we do not choose to repay the debt when due. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control. An increase in interest rates would likely cause the fair value of our assets to decrease.

We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we generally seek non-recourse mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our joint investment partners have obtained, and may in the future obtain, variable-rate non-recourse mortgage loans, and, as a result, we have entered into, and may continue to enter into, interest rate swap agreements or interest rate cap agreements with counterparties. See Note 8 for additional information on our interest rate swaps and caps.

At December 31, 2019, all of our debt bore interest at fixed rates or was subject to an interest rate cap, with the exception of one mortgage loan with an outstanding balance of $14.3 million. Our debt obligations are more fully described in Note 9 and under Liquidity and Capital Resources in Item 7 above. The following table presents principal cash outflows for our Consolidated Hotels based upon expected maturity dates of our long-term debt obligations outstanding at December 31, 2019 and excludes deferred financing costs (in thousands):

	2020	2021	2022	2023	2024	Thereafter	Total	Fair Value
Fixed-rate debt	$57,568	$408,631	$244,104	$126,618	$50,252	$—	$887,173	$883,923
Variable-rate debt	$85,936	$75,250	$163,725	$—	$—	$—	$324,911	$325,784

The estimated fair value of our fixed-rate debt and our variable-rate debt that currently bears interest at fixed rates or has effectively been converted to a fixed rate through the use of interest rate swaps, or that has been subject to an interest rate cap, is affected by changes in interest rates. A decrease or increase in interest rates of 1% would change the estimated fair value of this debt at December 31, 2019 by an aggregate increase of $23.3 million or an aggregate decrease of $23.5 million, respectively. Annual interest expense on our variable-rate debt that is subject to an interest rate cap at December 31, 2019 would increase or decrease by $3.1 million for each respective 1% change in annual interest rates.

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Unregistered Sales of Equity Securities.

Unregistered Sales of Equity Securities

During the three months ended December 31, 2019, we issued 331,591 shares of our common stock to our Advisor as consideration for asset management fees. These shares were issued at our most recently published NAV of $10.39 per share. In acquiring our shares, our Advisor represented that such interests were being acquired by it for investment purposes and not with a view to the distribution thereof. Since none of these transactions were considered to have involved a “public offering” within the meaning of Section 4(a)(2) of the Securities Act of 1933, as amended, the shares issued were deemed to be exempt from registration.

All other prior sales of unregistered securities have been reported in our previously filed quarterly reports on Form 10-Q and annual reports on Form 10-K.

Issuer Purchases of Equity Securities

The following table provides information with respect to repurchases of our common stock during the three months ended December 31, 2019:

2019 Period	Total number of shares purchased (a)	Average price paid per share	Total number of shares purchased as part of publicly announced plans or programs	Maximum number (or approximate dollar value) of shares that may yet be purchased under the plans or programs
October 1 – 31	—	$—	N/A	N/A
November 1 – 30	—	—	N/A	N/A
December 1 – 31	45,619	10.06	N/A	N/A
Total	45,619
___________

(a)
Represents shares of our common stock repurchased under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors. We generally receive fees in connection with share redemptions. The average price paid per share will vary depending on the number of redemption requests that were made during the period, the number of redemption requests that qualify for treatment as special circumstances under the terms of the plan, and our most recently published NAV.

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